UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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[ ]Definitive Additional Materials
[ ]Soliciting Material Pursuant to §240.14a-12

COSTAR GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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April 30, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of CoStar Group, Inc., to be held at 10:00 a.m., local time, on Wednesday, June 2, 2010 at 2 Bethesda Metro Center, Bethesda, Maryland 20814.

At the Annual Meeting, you will be asked (1) to elect the seven directors named in the Proxy Statement, (2) to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010, and (3) to approve an amendment to the CoStar Group, Inc. 2007 Stock Incentive Plan to increase the number of authorized shares of common stock issuable under the plan by 1,300,000 shares. The accompanying Notice of 2010 Annual Meeting of Stockholders and Proxy Statement describe these matters.

The Board of Directors recommends that stockholders vote in favor of each of these proposals.

Whether or not you plan to attend the Annual Meeting in person, please return your executed proxy card in the enclosed postage- prepaid and addressed envelope and your shares will be voted in accordance with the instructions you have given in your proxy card.

Sincerely,

Andrew C. Florance
Chief Executive Officer and President

COSTAR GROUP, INC.

April 30, 2010

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD WEDNESDAY, JUNE 2, 2010

The 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of CoStar Group, Inc. (“CoStar”, “we” or the “Company”) will be held at 2 Bethesda Metro Center, Bethesda, Maryland 20814, at 10:00 a.m., local time, on Wednesday, June 2, 2010, for the following purposes:

1. To elect the seven directors named in the Proxy Statement to hold office until the next Annual Meeting of Stockholders, or until their respective successors are elected and qualified;

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010;

3.  To approve an amendment to the CoStar Group, Inc. 2007 Stock Incentive Plan to increase the number of authorized shares of common stock issuable under the plan by 1,300,000 shares; and

4. To transact any other business properly presented before the Annual Meeting.

The Board of Directors has fixed Monday, April 5, 2010 as the record date for determining stockholders entitled to receive notice of and to vote at the Annual Meeting (or any adjournment or postponement of it). Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting.

WE INVITE YOU TO ATTEND THE ANNUAL MEETING IN PERSON, BUT WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE.

By Order of the Board of Directors,

Jonathan Coleman
Secretary

NOTICE: This is the first year that brokers are not permitted to vote on the election of directors without instructions from the beneficial owner, as discussed in more detail in the Proxy Statement.  Therefore, if your shares are held through a brokerage firm, bank or other nominee, they will not be voted in the election of directors unless you affirmatively vote your shares in one of the ways described in the Proxy Statement.

PROXY STATEMENT
IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE, 2, 2010
OUTSTANDING SECURITIES, VOTING RIGHT AND QUORUM
PROXY VOTING AND REVOCATION
ATTENDING THE MEETING
Item 1 - ELECTION OF DIRECTORS
Item 2 - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Item 3 - APPROVAL OF THE AMENDMENT TO THE 2007 STOCK INCENTIVE PLAN
OTHER MATTERS
STOCKHOLDER PROPOSALS AND NOMINATIONSFOR DIRECTORS FOR THE 2011 ANNUAL MEETING
ADDITIONAL INFORMATION
Corporate Governance Matters
Board Meeting and Committees
Report of the Audit Committee
Director Compensation
Executive Officers and Key Employees
Stock Ownership Information
Equity Compensation Plan Information
Compensation Committee Interlocks and Insider Participation
Compensation Committee Report
Compensation Discussion and Analysis
Policy on Deductibility of Compensation
Executive Compensation Recovery Policy
Executive Compensation Tables and Discussion
Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table
Other Post-Employment Compensation and Potential Payments Upon a Change of Control
Certain Relationships and Related Transactions
Section 16(a) Beneficial Ownership Reporting Compliance
Other Information
APPENDIX A – 2007 STOCK INCENTIVE PLAN
APPENDIX B - PROXY CARD

COSTAR GROUP, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, JUNE 2, 2010

The Board of Directors (the “Board”) of CoStar Group, Inc. (“CoStar”, “we” or the “Company”) solicits your proxy for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:00 a.m., local time, on Wednesday, June 2, 2010, at 2 Bethesda Metro Center, Bethesda, Maryland 20814, and at any adjournment or postponement of the Annual Meeting.

Our headquarters are located at 2 Bethesda Metro Center, Tenth Floor, Bethesda, Maryland 20814. We are mailing this proxy statement and the accompanying proxy card to our stockholders eligible to vote at the Annual Meeting on or about April 30, 2010.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 2, 2010

The Notice of Meeting and this proxy statement are available on our corporate website at www.CoStar.com/Investors/SECFilings.aspx and our 2009 annual report to stockholders is available on our corporate website at www.CoStar.com/Investors/Reports.aspx.

OUTSTANDING SECURITIES, VOTING RIGHTS AND QUORUM

At the close of business on the record date, Monday, April 5, 2010, there were 20,605,335 shares of common stock outstanding and entitled to vote at the Annual Meeting. Each outstanding share of common stock is entitled to one vote on each of the seven director nominees and on each of the other proposals.

The presence at the Annual Meeting, in person or by proxy, of a majority of the outstanding shares as of the record date constitutes a quorum (the minimum number of shares required to take action) for the Annual Meeting. Both abstentions and broker non-votes will be counted as shares present for purposes of obtaining a quorum.

The required vote and the calculation method for each of the matters scheduled for consideration at the Annual Meeting are as follows:

Item 1 — Election of Directors.   Directors are elected by a plurality of votes cast, which means that the seven nominees who receive the most votes will be elected as directors.

Item 2 — Ratification of the Appointment of Independent Registered Public Accounting Firm.  Approval of this proposal requires a majority of votes cast, which means that the number of votes cast in favor must exceed the number of votes cast against this proposal.

Item 3 — Approval of the Amendment to the CoStar Group, Inc. 2007 Stock Incentive Plan.  Approval of this proposal requires a majority of votes cast, which means that the number of votes cast in favor must exceed the number of votes cast against this proposal.

Treatment of Abstentions

With respect to the election of directors, votes may be cast for or withheld from the nominees. Votes that are withheld from a nominee will not be voted with respect to the election of that nominee. Therefore, they do not affect whether a nominee has received sufficient votes to be elected. With respect to the other proposals, stockholders may vote for or against the proposals or abstain from voting, and abstentions will not affect the outcome of the vote because they are disregarded in calculating the total number of votes cast on the proposals.

Treatment of Broker Non-Votes

If your shares are held in street name through a broker, bank or other nominee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee has the discretion to vote on routine corporate matters (routine matters include ratification of the appointment of the Company’s independent registered public accounting firm) presented in the proxy materials without your specific voting instructions. For non-routine matters (non-routine matters include election of directors and approval of the amendment to the CoStar Group, Inc. 2007 Stock Incentive Plan), your shares will not be voted without your specific voting instructions, resulting in a “broker non-vote.”

Under recent amendments to New York Stock Exchange rules, the election of directors is no longer a routine matter as to which brokerage firms may vote in their discretion on behalf of clients who have not furnished voting instructions with respect to an uncontested director election. Because CoStar has a plurality voting standard, however, broker non-votes will not affect the outcome of the vote on director elections. Broker non-votes will not affect the outcome of the vote on the approval of the amendment to the CoStar Group, Inc. 2007 Stock Incentive Plan because they are disregarded in calculating the total number of votes cast on the proposal.

PROXY VOTING AND REVOCATION

You may vote by signing your proxy card, or if your shares are held in street name, by signing the voting instruction card included by your broker or nominee, and mailing it in the enclosed, postage prepaid and addressed envelope. If you properly complete and execute your proxy card and return it before the Annual Meeting:

•	Your shares will be voted in accordance with your instructions.

•	If there are any items for which you do not provide instructions, your shares will be voted “FOR” that item, as recommended by the Board.

You may revoke your proxy at any time before it is voted by:

•	delivering to the Corporate Secretary written notice that you are revoking your proxy;

•	submitting a properly-executed proxy bearing a later date; or

•
attending the Annual Meeting and voting in person. If you are not the owner of record, but rather hold your shares through a broker or bank, you should take appropriate steps to obtain a legal proxy from the owner of record if you wish to attend and vote at the Annual Meeting.

Simply attending the Annual Meeting will not revoke your proxy. If you instructed a broker to vote your shares, you must follow your broker’s directions for changing those instructions.

ATTENDING THE ANNUAL MEETING

Only stockholders as of the record date, their proxy holders and our invited guests may attend the Annual Meeting. If you intend to attend the Annual Meeting, please mark your proxy card accordingly. Beneficial owners whose ownership is registered under another party’s name and who plan to attend the Annual Meeting in person should obtain an admission ticket in advance by sending written requests, along with proof of beneficial ownership, such as a bank or brokerage firm account statement, to: Tim Trainor, Communications Director, CoStar Group, Inc., 2 Bethesda Metro Center, Tenth Floor, Bethesda, Maryland 20814. Beneficial owners who do not present valid admission tickets at the registration counter at the Annual Meeting will be admitted at CoStar’s sole discretion and may be required to verify share ownership, which may be established by providing a bank or brokerage firm account statement and photo identification, at the registration counter at the Annual Meeting. Stockholders as of the record date or their proxy holders who plan to attend the Annual Meeting may also be asked to present photo identification at the registration counter at the Annual Meeting to gain admittance to the Annual Meeting.

ITEM 1
ELECTION OF DIRECTORS

The Board has fixed the number of directors constituting the Board at seven. The Board has nominated each of the current directors for reelection, each of whom was elected at the 2009 Annual Meeting of Stockholders. The persons named as proxy holders on the proxy card will vote your shares for each of the seven nominees unless you instruct otherwise on your proxy card.

Each of our directors elected at the Annual Meeting will serve until the next Annual Meeting of Stockholders or until his successor is elected and qualified. We know of no reason why any nominee would be unable to serve. However, if any of the nominees should become unable to serve prior to the Annual Meeting, proxies that do not withhold authority to vote for directors may be voted for any other nominee or nominees selected by the Board unless the Board votes to reduce the size of the Board to match the actual number of nominees.  In no event may proxies be voted for a greater number of persons than the number of nominees named.

Board Composition

Our Nominating & Corporate Governance Committee is responsible for reviewing and assessing with the Board the Board’s membership criteria.  The criteria include independence; judgment; integrity; ability to commit sufficient time and attention to the activities of the Board; absence of potential conflicts with the Company’s interests; an individual's business experience, skills and background, including an understanding of and experience with commercial real estate, information services, and technology industries; and finance and marketing expertise.  The Nominating and Corporate Governance Committee seeks a diversity of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives.  In addition, the Nominating and Corporate Governance Committee evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future, given the Company’s current situation and strategic plans.  This evaluation enables the Nominating and Corporate Governance Committee to assess its effectiveness at achieving these Board membership objectives.

We do not expect or intend that each director will have the same skills, experience and background.  We expect that our Board members will have a diverse portfolio of skills, experiences and backgrounds and that each will contribute to the composition of the Board so that collectively the Board will possess the necessary skills, experience and background to oversee the business and affairs of the Company.  Below is a list of key skills and experience that our directors bring to our Board that we consider important in light of our current business and structure.  The directors’ individual biographies below describe each director’s most relevant experience, qualifications and skills.

•
Industry Expertise.  We seek directors with experience in the commercial real estate, data provider and technology industries.  Experience in those areas is valuable in understanding our growth and development efforts, as well as the market segments in which we compete.

•
Financial Expertise.  We believe that an understanding of accounting and financial reporting processes is important because it assists our directors in understanding, advising and overseeing our investing activities, financial reporting and internal controls.  We measure our operating performance by reference to financial targets.  We expect all of our directors to be financially knowledgeable.

•
Mergers & Acquisitions Experience.  We have grown over the years as a result of mergers & acquisitions activity and believe directors who have a background in mergers & acquisitions transactions can provide insight into developing and implementing strategies for growing our operations through business combinations and also provide relevant input regarding our business strategy.  Relevant experience in this area includes experience valuing proposed transactions, analyzing the ‘fit’ of a proposed acquisition target with the Company’s strategy, and integrating acquired companies with our existing operations.

•
Business Development.  We continue to seek to grow organically by identifying and developing new services and new markets for our services.  Directors who have expertise in business development can provide insight into developing and implementing strategies for growing our business organically.

•
Public Company Board and Management Experience.  Directors who have served on other public company boards or as executives of a public company can offer advice and insight with regard to the dynamics and operation of a board of directors, the relationship between a board and the CEO and other management personnel, and an understanding of risk management.

•
Leadership Experience.  Directors who have served in a leadership capacity or as executives at other companies provide valuable operational insight and can help the Board operate efficiently and effectively.

Nominees for the Board of Directors

The following table lists the seven director nominees and their current committee memberships:

Name	Employment	Years as a Director	Committee Membership
Michael R. Klein	Chairman, CoStar Group, Inc.; Chairman, The Sunlight Foundation	23	Compensation; Nominating & Corporate Governance
Andrew C. Florance*	CEO & President, CoStar Group, Inc.	23	None
David Bonderman	Founding Partner, TPG Capital, L.P.	15	Compensation
Michael J. Glosserman	Managing Partner, The JBG Companies	2	Audit
Warren H. Haber	Chairman of the Board & CEO, Founders Equity Inc.	15	Audit; Compensation
Josiah O. Low, III	Senior Advisor, Catterton Partners L.P.	11	Audit; Nominating & Corporate Governance
Christopher J. Nassetta	CEO & President, Hilton Worldwide	8	Compensation; Nominating & Corporate Governance
____________

*     Executive Officer

Nominees’ Business Experience, Qualifications and Directorships

Michael R. Klein has been the Chairman of our Board of Directors since he and Mr. Florance started the Company in 1987.  Mr. Klein currently serves as Chairman of the board of directors and Chief Executive Officer of The Sunlight Foundation, a non-profit public education organization which he founded in 2005, as Vice Chairman of the board of directors and Lead Director of Tutor Perini Corporation, a publicly-held construction company and as Lead Director of SRA International, Inc., a publicly-held systems integrator.  He also serves as Chairman of the board of directors of The Shakespeare Theatre Company, as a director of the American Himalayan Foundation, as a trustee of the NAACP Legal Defense and Education Fund and as a trustee of the Aspen Music Festival and School.  From 1974 through 2005, he was a partner of the law firm now known as Wilmer Cutler Pickering Hale & Dorr, LLP.  Mr. Klein received a B.B.A. and a J.D. from the University of Miami and an L.L.M. from Harvard University.  Mr. Klein is 68 years old.

As a result of his service on our Board of Directors since the Company’s inception, Mr. Klein has extensive knowledge of the commercial real estate, data provider and technology industries, as well as the Company’s products, services and business strategies.  In addition to his role and tenure on our Board, Mr. Klein brings to the Board of Directors extensive experience through his service over the past 25 years on the boards of directors of the foregoing and other publicly-held companies, as well as several privately held businesses and non-profit organizations.  Mr. Klein’s experience gained as a result of his involvement as a founder, director and/or investor in those entities over the past 25 years, including active participation in their business development and management, enables him to contribute significantly to the oversight and governance of the Company.  Mr. Klein has three decades of service as a corporate and securities lawyer with significant participation in corporate financings and mergers & acquisitions allowing him to provide valuable insight when evaluating or overseeing the Company’s business and growth strategies.

Andrew C. Florance founded the Company in 1987.  As President and CEO of CoStar, Mr. Florance has directed CoStar’s successful expansion from start-up, to its IPO in July 1998, to its market-leading position today with approximately 1,400 people working for the Company worldwide, a client base that includes the commercial real estate industry’s leading brokerage firms and property owners and an international service platform that includes the entire United States, London, England, other parts of the United Kingdom and Paris, France.  Mr. Florance is actively involved in building awareness of energy efficiency and sustainability within the commercial property sector, and he is a frequent speaker on this topic at industry events.  He co-authored the first comprehensive, nationwide analysis of leasing and sales activity in energy-efficient office buildings with Dr. Norm Miller, professor and director of academic programs at the Burnham-Moores Center for Real Estate.  The study, which was published in the Journal of Real Estate Portfolio Management (“JREPM”), was selected by the American Real Estate Society as the Best Paper published in the JREPM for 2008.  The groundbreaking study was also a critical factor in the Company being selected as the only commercial real estate-related company to win an ENERGY STAR award for excellence from the U.S. Environmental Protection Agency.  In addition, Mr. Florance is the recipient of numerous other awards recognizing his accomplishments as an entrepreneur and corporate leader, including: Cornell Real Estate Review’s Real Estate Industry Executive of the Year for 2009; Transwestern’s 2007 Public Company Trendsetter of the Year for revolutionizing the way the commercial real estate industry gathers, analyzes and uses information on commercial property and markets; Ernst & Young’s Entrepreneur of the Year award in 2000 for his pioneering work in real estate information services; and Commercial Real Estate Women’s (CREW’s) 15th anniversary award for industry innovation.  He serves on the Board of Directors of the American Real Estate Society, an association of real estate thought leaders, and as a Trustee of the National Building Museum.  He also serves on the Governing Board for Beauvoir, the National Cathedral Elementary School.  Mr. Florance received a B.A. in economics from Princeton University.  He is 46 years old.

As the founder of the Company and the only member of the Company’s senior management team who serves on our Board, Mr. Florance brings to the Board significant knowledge and understanding of the commercial real estate and information services industries, unique expertise on the Company’s products and services, and extensive leadership experience.  Over his 23-year tenure with the Company, Mr. Florance has served as the Chief Executive Officer and has been actively involved in all facets of the Company’s business, including developing the Company’s products and services, identifying and developing markets for the Company’s products and services and identifying and integrating acquisition targets.  This experience enables Mr. Florance to make significant contributions to the Company’s business development and strategy.

David Bonderman is a Founding Partner of TPG Capital, LP (“TPG”), one of the world’s largest private equity investment firms, which was established in 1992.  Through its global buyout platform, TPG generally makes significant investments in operating companies through acquisitions and restructurings across a broad range of industries throughout the United States, Europe and Asia.  Mr. Bonderman currently serves on the boards of directors of the following companies: Armstrong World Industries, Inc.; Energy Future Holdings Corp.; General Motors Company; Harrah’s Entertainment, Inc.; RyanAir Holdings, plc, of which he is Chairman; and Univision Communications, Inc.  Mr. Bonderman previously served on the boards of directors of Burger King Holdings, Inc.; Ducati Motor Holdings S.p.A.; Gemplus International S.A.; IASIS Healthcare, LLC; Korea First Bank; Mobilcom AG; and Washington Mutual, Inc.  Prior to forming TPG in 1992, Mr. Bonderman was Chief Operating Officer of the Robert M. Bass Group, Inc. (now doing business as Keystone Group, L.P.) in Fort Worth, Texas.  Prior to joining RMBG in 1983, Mr. Bonderman was a partner in the law firm of Arnold & Porter in Washington, D.C., where he specialized in corporate, securities, bankruptcy and antitrust litigation.  From 1969 to 1970, Mr. Bonderman was a Fellow in Foreign and Comparative Law in conjunction with Harvard University, and from 1968 to 1969, he was Special Assistant to the U.S. Attorney General in the Civil Rights Division.  From 1967 to 1968, Mr. Bonderman was Assistant Professor at Tulane University School of Law in New Orleans.  Mr. Bonderman graduated Magna Cum Laude from Harvard Law School in 1966.  He was a member of the Harvard Law Review and a Sheldon Fellow.  He is a 1963 graduate of the University of Washington in Seattle.  Mr. Bonderman is 67 years old.

Mr. Bonderman has had an extensive career in private equity investments and finance, and as a result brings to the Board significant business development, mergers & acquisitions and financial expertise.  Mr. Bonderman has served and continues to serve on several public company boards, enabling the Board to benefit from his considerable public company board experience.  In addition, Mr. Bonderman has served on the Company’s Board for 15 years and has extensive knowledge of the commercial real estate and information services industries as well as the Company’s products, services and business strategies.

Michael J. Glosserman has served as a Managing Partner of The JBG Companies, a real estate investment and development firm, since 1998.  He began his career as a staff attorney with the U.S. Department of Justice, shortly thereafter moving into commercial real estate investment and development with the Rouse Company in 1972 and then joining JBG in 1979.  His non-professional affiliations include: Chairman of the Board, National Building Museum; Executive Board Trustee, Federal City Council; Board Member of the University of Pennsylvania Institute for Urban Research and the Shakespeare Theatre Company.  He received his undergraduate degree from the Wharton School at the University of Pennsylvania and received his Juris Doctor from the University of Texas Law School.  He is 64 years old.

Mr. Glosserman has over 35 years of experience investing in, developing and owning commercial real estate.  As a result of his experience, Mr. Glosserman brings to the Board significant business development, financial and commercial real estate industry expertise.  As a user of commercial real estate information, Mr. Glosserman also provides the Board with a client’s perspective on the Company’s business development and mergers & acquisitions strategies, including valuable insight into the potential ‘fit’ of acquisition targets and the development and marketing of products and services.

Warren H. Haber has been, for more than thirty-five years, Chairman of the Board and Chief Executive Officer of Founders Equity, Inc. and its affiliates, private investment concerns.  Mr. Haber is also Managing General Partner of FEF Management Services, LLC, which manages Founders Equity SBIC I, L.P. and Founders Equity NY L.P.  Mr. Haber serves on the Boards of Directors of several privately-held companies, including Advantage Healthcare Systems, Inc.; Core BTS (formerly known as Core Business Solutions); and Richardson Foods, Inc.  Mr. Haber holds a BBA in Finance from Baruch College.  He is 69 years old.

Through his more than 35 years of investment banking experience, Mr. Haber has served as an executive officer and/or director of a number of portfolio companies.  As a result of his experience, he brings financial and business development expertise to the Company’s Board, leadership experience, as well as public company board and management experience.  The Board also draws upon Mr. Haber’s mergers & acquisitions experience when developing strategies for business combinations and integrating acquired companies.  Through his 15 years of service on the Board, Mr. Haber has also developed extensive knowledge of the commercial real estate and information services industries and the Company’s products, services and business strategies.

Josiah O. Low, III is a Senior Advisor to Catterton Partners L.P., a private equity firm, where he previously served as a venture partner from 2001 to 2007.  Prior to that, Mr. Low worked for 16 years at the investment banking firm of Credit Suisse First Boston (formerly Donaldson, Lufkin & Jenrette), where he most recently served as Managing Director/Senior Advisor.  Prior to joining Credit Suisse First Boston in 1985, Mr. Low worked at Merrill Lynch, Pierce, Fenner & Smith and was a founding Managing Director of the Merrill Lynch Capital Markets Group in 1977.  Mr. Low serves on the board of directors of Rosetta Resources, Inc.  Mr. Low is a graduate of Williams College.  Mr. Low is 70 years old.

Through his significant investment banking experience, Mr. Low brings financial, business development and mergers & acquisitions expertise to the Board.  Mr. Low has public company board experience through his service on the board of Rosetta Resources, Inc. since 2006.  Through his 11 years of service on our Board, Mr. Low has also developed extensive knowledge of the commercial real estate and information services industries and the Company’s products, services and business strategies.

Christopher J. Nassetta has been the President and Chief Executive Officer of Hilton Worldwide (fka Hilton Hotels corporation), a global hospitality company, since December 2007.  Prior to joining Hilton Worldwide, Mr. Nassetta served as the President and Chief Executive Officer of Host Hotels & Resorts (fka Host Marriott Corporation), a lodging real estate investment trust and owner of luxury and upper upscale hotels, from May 2000 to December 2007.  Mr. Nassetta joined Host Hotels & Resorts in 1995 as Executive Vice President and was elected the Chief Operating Officer in 1997.  Prior to joining Host Hotels & Resorts, Mr. Nassetta served as President of Bailey Realty Corporation from 1991 until 1995, and he had previously served as Chief Development Officer and in various other positions with the Oliver Carr Company from 1984 through 1991.  Mr. Nassetta serves on the board of directors of the Real Estate Roundtable.  He is also a member of the McIntire School of Commerce Advisory Board for the University of Virginia.  Mr. Nassetta previously served on the boards of directors of Prime Group Realty Trust and Host Hotels & Resorts.  Mr. Nassetta received a degree in finance from the University of Virginia McIntire School of Commerce.  Mr. Nassetta is 47 years old.

Through his current and previous positions, Mr. Nassetta brings to the Board significant operational and business development experience, mergers & acquisitions experience, public company board and management experience, leadership experience, as well as commercial real estate industry expertise.  As a user of commercial real estate information, Mr. Nassetta also provides the Board with a client’s perspective on the Company’s business development and mergers & acquisitions strategies, including valuable insight into the potential ‘fit’ of acquisition targets and the development and marketing of products and services.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THESE NOMINEES.

Continued on next page.

ITEM 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has recommended and the Board has approved the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2010. As a matter of good corporate governance, the Board would like stockholders to ratify this appointment, even though ratification is not legally necessary. If stockholders do not ratify this appointment, the Board may, but is not required to, reconsider such appointment.  Even if stockholders ratify this appointment, the Board may direct the appointment of a different independent auditor at any time during 2010 if, in its discretion, it determines that such a change would be in the Company’s best interests.

Ernst & Young LLP has served as the independent registered public accounting firm for the Company, its subsidiaries, and its predecessors since 1994.  A representative from Ernst & Young LLP is expected to attend the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

For the years ended December 31, 2008 and 2009, Ernst & Young LLP billed CoStar the fees set forth below, including expenses, in connection with services rendered to CoStar:

	Year Ended December 31, 2008	Year Ended December 31, 2009
Audit Fees	$806,593	$864,022
Audit Related Fees	$0	$0
Tax Fees	$20,000	$107,900
All Other Fees	$0	$0
Total	$826,593	$971,922

Audit Fees include fees for services performed for the audit of CoStar’s annual financial statements, review of financial statements included in CoStar’s periodic filings with the Securities and Exchange Commission (the “SEC”), audit of CoStar’s internal control over financial reporting and statutory audits required internationally. This category also includes fees for statutory audits, consents and assistance with and review of documents filed with the SEC.

Audit Related Fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of CoStar’s financial statements. There were no audit related fees for 2008 or 2009.

Tax Fees primarily include fees associated with tax return preparation, tax compliance, tax advice and tax planning. This category also includes fees associated with tax planning for mergers & acquisitions and restructurings.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is that all audit and non-audit services provided by CoStar’s independent registered public accounting firm shall either be approved before the independent registered public accounting firm is engaged for the particular services or shall be rendered pursuant to pre-approval procedures established by the Audit Committee. These services may include audit services and permissible audit-related services, tax services and other services. Pre-approval spending limits for services to be performed by CoStar’s independent registered public accounting firm are established on an annual (for audit services) or periodic (for permissible non-audit services) basis, detailed as to a particular service or category of services to be performed and implemented by CoStar’s financial officers. Any audit or non-audit service fees that may be incurred by CoStar that fall outside the limits pre-approved by the Audit Committee for a particular service or category of services must be reviewed and approved by the Chairperson of the Audit Committee prior to the performance of services. CoStar’s Chief Financial Officer reports to the Audit Committee on a quarterly basis on all services rendered by the independent registered public accounting firm for which pre-approval has been granted and all fees paid to the independent registered public accounting firm for such services during the previous quarter. The Audit Committee may revise its pre-approval spending limits and policies at any time.

All fees paid to the independent registered public accounting firm in 2009 were pre-approved by the Audit Committee, and therefore no services were approved after the services were rendered pursuant to the “de minimus” exception established by the SEC for the provision of non-audit services.

THE BOARD RECOMMENDS THAT YOU VOTE FOR RATIFYING THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR 2010.

Continued on next page.

ITEM 3
APPROVAL OF THE AMENDMENT TO THE 2007 STOCK INCENTIVE PLAN

At the Annual Meeting, stockholders will be asked to approve an amendment to the CoStar Group, Inc. 2007 Stock Incentive Plan, as amended (the “2007 Plan”) to increase the maximum number of shares of our common stock that may be issued under the 2007 Plan by 1,300,000 shares.

In April 2007, the Compensation Committee of the Board of Directors approved and recommended to the Board, and the Board of Directors adopted, subject to stockholder approval, the 2007 Plan. The 2007 Plan was approved by stockholders in June 2007. Stock incentive plans allow companies to provide equity compensation under a stockholder-approved plan in order to attract, motivate and retain key personnel, encourage equity ownership among this group, and enhance a mutuality of interest with stockholders in improving the long-term performance of the Company and the value of the Company’s common stock.  There are approximately 6 non-employee directors, 15 executives and 1,500 employees who are currently eligible to receive awards under the 2007 Plan.

In April 2010, the Compensation Committee approved and recommended to the Board, and the Board of Directors adopted, subject to stockholder approval, an amendment to the 2007 Plan to increase the maximum number of shares of our common stock that may be issued under the 2007 Plan by 1,300,000 shares.  Stockholders have previously authorized us to issue under the 2007 Plan up to a total of 1,000,000 shares of common stock, plus 121,875 shares that remained available under the Company’s 1998 stock incentive plan (the “1998 Plan”), shares received upon cancellation, expiration or forfeiture of awards under the 2007 Plan or the 1998 Plan and shares received by the Company as the result of the exchange of shares by a participant in the 2007 Plan as full or partial payment of the exercise price or tax withholding with respect to awards issued under the 2007 Plan, in each case subject to adjustment upon certain changes in our capital structure.

Since our stockholders approved the 2007 Plan in June 2007, we have acquired three companies and have made additions to our management team.  To permit us to continue to grow organically and through acquisitions and to continue to have the ability to grant stock options and restricted stock to our new and existing employees and directors, the Board of Directors has amended the 2007 Plan to increase the number of shares available for issuance under the 2007 Plan by 1,300,000 shares.  This increase is important so we can continue to grant stock options and restricted stock that are vital to our ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which we operate.  Our employees are one of our most valuable assets and attracting and retaining them is crucial to our business.  In addition, we believe that stock awards align the interests of our employees with the interests of our stockholders.

The increase in the number of shares available for issuance under the 2007 Plan will allow us to continue to grant stock awards to our new and existing employees and directors, as well as receive a federal income tax deduction for “qualifying performance-based” compensation paid under the 2007 Plan. Should the amendment not be approved, the original 2007 Plan will remain in full force and effect.  Granting stock awards under the 2007 Plan has certain benefits for both the Company and the holder. For example, in order for an option to qualify as an "incentive stock option" under the Internal Revenue Code, the option must be granted under a plan approved by the issuer's stockholders.  Individuals who receive incentive stock options and comply with certain holding period requirements will receive favorable tax treatment with respect to any gains realized on the sale of shares acquired on exercise of the options. In addition, the Company may receive a federal income tax deduction for performance-based compensation in excess of $1 million, if any, granted under the 2007 Plan to the Chief Executive Officer and the three other most highly compensated executive officers (other than the Chief Financial Officer) if, among other things, the 2007 Plan has been approved by the Company's stockholders.

The Compensation Committee and the Board of Directors believe that in order for us to successfully attract and retain the best possible candidates, we must continue to offer a competitive equity compensation program. As of March 31, 2010, 262,818 shares of common stock remained available for future grants of awards under the 2007 Plan, an amount that the Compensation Committee and the Board of Directors believe is not adequate to meet our anticipated needs. Therefore, the Compensation Committee approved and recommended to the Board, and the Board of Directors adopted, subject to stockholder approval, an amendment to the 2007 Plan to increase the maximum number of shares of our common stock that may be issued under the 2007 Plan by 1,300,000 shares to a total of 2,421,875 shares, plus shares received upon cancellation, expiration or forfeiture of awards under the 2007 Plan or the 1998 Plan and shares received by the Company as the result of the exchange of shares by a participant in the 2007 Plan as full or partial payment of the exercise price or tax withholding with respect to awards issued under the 2007 Plan, in each case subject to adjustment upon certain changes in our capital structure.

Summary of the 2007 Plan

The following summary of the 2007 Plan is qualified in its entirety by the specific language of the 2007 Plan, as proposed to be amended, which is included in this Proxy Statement as Appendix A.

Plan Administration.  The 2007 Plan is administered by the Compensation Committee, which is composed of individuals who are “non-employee directors” (as that term is defined under Rule 16b-3 of the Securities Exchange Act of 1934, as amended) and “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)). All of the members of the Compensation Committee are independent as defined under Rule 5605(a)(2) of the Nasdaq listing rules. The Compensation Committee has authority to, among other things:

•	Interpret and administer the 2007 Plan;

•	Make rules and regulations relating to the administration of the 2007 Plan; and

•	Make any other determinations and take any other action that it deems necessary or desirable for the administration of the 2007 Plan.

Decisions of the Committee or another person delegated responsibilities under the 2007 Plan shall be final, conclusive and binding on all persons.

Stock Subject to the Plan.  Assuming stockholders approve this proposal, a total of 2,421,875 shares of common stock will have been reserved for issuance pursuant to the 2007 Plan. On March 31, 2010, options to purchase a total of 1,047,579 shares and 434,402 unvested shares of restricted stock were outstanding under the 2007 Plan and 1998 Plan. The outstanding stock options had a weighted-average exercise price of $34.71 per share and a weighted-average remaining contractual life of 5.95 years.  On March 31, 2010, 262,818 shares of common stock remained available for future grants of awards under the 2007 Plan. If any shares that are subject to an award under the 2007 Plan are forfeited, are cancelled, expire, lapse or otherwise terminate without the issuance of such shares, those shares will again be available for grant under the 2007 Plan. The shares issued under the 2007 Plan may consist, in whole or in part, of authorized but unissued shares or treasury shares or shares held in trust for issuance under the 2007 Plan.

Limitations.  Subject to adjustment as provided in the 2007 Plan, no participant shall be eligible to receive in any one calendar year awards relating to more than 200,000 shares of our common stock.

Eligibility.  The 2007 Plan permits awards to employees, officers, consultants and directors of the Company and its subsidiaries.

Awards.  The 2007 Plan provides for the grant of options (including nonqualified options), stock appreciation rights, restricted stock, and restricted stock units.

Options.  Incentive stock options and nonqualified stock options may be granted under the 2007 Plan, either alone or in combination with other awards. The terms of any option grant generally are determined by the Compensation Committee. The price at which a share may be purchased under an option may not be less than the fair market value of a share on the date the option is granted. Fair market value generally means the closing price for the Company’s common stock on the Nasdaq Global Select Market on the date of grant. The 2007 Plan provides that the Compensation Committee shall establish the term of each option, which in no case shall exceed a period of ten years from the date of grant.

Stock Appreciation Rights.  Stock appreciation rights entitle a participant to receive payment from the Company in an amount determined by multiplying the difference between the fair market value of the shares on the date of exercise and the fair market value on the date of grant by the number of shares subject to the award. The terms of any grant of stock appreciation rights generally are determined by the Compensation Committee. Stock appreciation rights may be granted in tandem with an option or alone. The grant price of a tandem stock appreciation right is equal to the exercise price of the related option, and the grant price of a freestanding stock appreciation right is equal to the fair market value of the common stock on the grant date. The 2007 Plan provides that the Compensation Committee shall establish the term of each grant of stock appreciation rights, which in no case shall exceed a period of ten years from the date of grant.

Restricted Stock and Stock Units.  Restricted stock and stock units reflect a right to receive shares of stock upon the satisfaction of certain terms, conditions and restrictions. Both may be issued under the 2007 Plan on such terms and conditions as the 2007 Plan permits and generally are subject to terms determined by the Compensation Committee. Stock unit awards may be paid in cash, stock or a combination of cash and stock.  Except as set forth below, participants holding restricted stock or stock units may be permitted to receive dividends paid with respect to underlying shares or dividend equivalents, subject to such terms and conditions as may be established by the Compensation committee.  Participants holding restricted stock or stock units that are subject to qualifying performance criteria under the 2007 Plan are not entitled to dividends or dividend equivalents unless and until the applicable qualifying performance criteria have been met.

No Repricing.  The repricing of stock options or stock appreciation rights is prohibited.  The terms of outstanding stock options and stock appreciation rights may not be amended to reduce the exercise price or cancel, exchange, substitute, buyout or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards with an exercise price that is less than the exercise price of the original award without stockholder approval.

Minimum Vesting Period.  Except upon a change of control of the Company, the death or disability of the participant or awards granted to employees of the Company or its subsidiaries in appreciation of past service to the Company or a subsidiary pursuant to a Company program or policy that applies to all such employees on an equal basis, no award of restricted stock or stock units payable in shares shall vest earlier than one year from the date of grant, except that an award of restricted stock or stock units that vests based solely on continued service (as opposed to attainment of performance goals) shall not vest earlier than three years from the date of grant.

Performance Goals.  Awards under the 2007 Plan may be made subject to the attainment of performance goals relating to one or more of the following business criteria: (1) cash flow (before or after dividends), (2) earnings or earnings per share (including earnings before interest, taxes, depreciation and amortization), (3) stock price, (4) return on equity, (5) total stockholder return, (6) return on capital or investment (including return on total capital, return on invested capital, or return on investment), (7) return on assets or net assets, (8) market capitalization, (9) economic value added, (10) debt leverage (debt to capital), (11) revenue, (12) income or net income, (13) operating income, (14) operating profit or net operating profit, (15) operating margin or profit margin, (16) return on operating revenue, (17) cash from operations, (18) operating ratio, (19) operating revenue, or (20) customer service (collectively, the “Performance Criteria”).

The Performance Criteria may be used to measure the performance of the Company as a whole or with respect to any business unit, subsidiary or business segment of the Company, either individually, alternatively or in any combination, and may be measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous period results or to a designated comparison group, in each case as specified by the Compensation Committee. The Compensation Committee shall appropriately adjust any evaluation of performance under the Performance Criteria to exclude any of the following extraordinary items: the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the acquisition or disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by Accounting Standards Codification (ASC) 225-20 Extraordinary and Unusual Items or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements. The Compensation Committee may appropriately adjust any evaluation of performance under the Performance Criteria to exclude any of the following events that occurs during a performance period: (1) asset write-downs, (2) litigation, claims, judgments or settlements, (3) the effect of changes in tax law or other such laws or provisions affecting reported results, (4) accruals for reorganization and restructuring programs and (5) accruals of any amounts for payment under the 2007 Plan or any other compensation arrangement maintained by the Company.

Tax Withholding.  The Company may specify the terms and conditions on which any award recipient must satisfy any tax obligations occurring under federal, state, local or foreign law, and may withhold issuance of any shares of common stock until such terms and conditions are met.

Assignability.  Awards granted under the 2007 Plan are generally not transferable or assignable, except by will or the laws of descent and distribution. However, participants may be permitted to assign or transfer an award to the extent allowed by the Compensation Committee in its discretion and subject to Section 422 of the Code.

Adjustments.  The number and kind of securities available for issuance under the 2007 Plan (including under any awards then outstanding), and the number and kind of securities subject to the limits set forth in Section 5 of the 2007 Plan, shall be equitably adjusted by the Compensation Committee to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other equity restructuring transaction, as that term is defined in ASC 718 Stock Compensation. Such adjustment may be designed to comply with Section 424 of the Code or, except as otherwise expressly provided in Section 5(c) of the 2007 Plan, may be designed to treat the securities available under the 2007 Plan and subject to awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such securities to reflect a deemed reinvestment in securities of the amount distributed to the Company’s stockholders. The terms of any outstanding award under the 2007 Plan shall also be equitably adjusted by the Compensation Committee as to price, number or kind of securities subject to such award, vesting, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different awards or different types of awards.

In the event there are any other changes in the Company’s common stock, by reason of a change of control, other merger, consolidation or otherwise in circumstances that do not involve an equity restructuring transaction, as that term is defined in ASC 718 Stock Compensation, then the Compensation Committee shall determine the appropriate adjustment, if any, to be effected. In addition, in the event of a change described in this paragraph, the Compensation Committee may accelerate the time or times at which any award under the 2007 Plan may be exercised and may provide for cancellation of such accelerated awards that are not exercised within a time prescribed by the Compensation Committee in its sole discretion.

There is no right to purchase fractional shares that result from any adjustment in awards under the 2007 Plan. In case of any such adjustment, the shares of common stock subject to the award shall be rounded down to the nearest whole share.

Change in Control.  The Compensation Committee shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation, dissolution or change in control of the Company, to take such action as it determines to be necessary or advisable with respect to awards under the 2007 Plan.

Amendment and Termination.  The Board may amend, alter or discontinue the 2007 Plan and the Compensation Committee may amend, or alter any agreement or other document evidencing an award made under the 2007 Plan but, except as specifically provided for in the 2007 Plan, no such amendment shall, without the approval of the stockholders of the Company (a) reduce the exercise price of outstanding options or stock appreciation rights, (b) reduce the price at which options may be granted below the price provided for in the 2007 Plan or (c) otherwise amend the 2007 Plan in any manner requiring stockholder approval by law or under the Nasdaq listing rules. No amendment or alteration to the 2007 Plan or an award or award agreement shall be made which would impair the rights of the holder of an award, without such holder’s consent, provided that no such consent shall be required if the Compensation Committee determines in its sole discretion and prior to the date of any change in control that such amendment or alteration either is required or advisable in order for the Company, the 2007 Plan or the award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

Unless sooner terminated as provided in the 2007 Plan, the 2007 Plan shall terminate ten years after approval by the stockholders. Termination would not affect grants and awards then outstanding.

Deferral.  The Compensation Committee may permit or require a participant to defer receipt of the payment of any award of restricted stock or restricted stock units to the extent permitted by Section 409A of the Code.

Federal Income Tax Consequences.

The following discussion summarizes certain federal income tax consequences of the issuance and receipt of options and other awards under the 2007 Plan under the law as in effect on the date of this Proxy Statement. The summary does not purport to cover all federal employment tax or other federal tax consequences that may be associated with the 2007 Plan, nor does it cover state, local, or non-U.S. taxes.

Non-Qualified Options (“NSOs”).  A participant will not have taxable income upon the grant of a NSO. Upon the exercise of a NSO, the participant will recognize ordinary income equal to the difference between (i) one share of stock valued at the closing price on the day the option is exercised and (ii) the exercise price of one share, times the number of shares exercised.

The participant will be subject to income tax withholding at the time when the ordinary income is recognized. The Company will be entitled to a tax deduction at the same time and in the same amount.

The subsequent sale of the shares by a participant generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and the capital gains will be taxable as long-term capital gains if the participant held the shares for more than one year.

Incentive Stock Options (“ISOs”).  There generally are no tax consequences upon the grant or vesting of an ISO, provided that an option that is otherwise intended to be an ISO will no longer qualify for ISO tax treatment (and instead will be taxed as an NSO) if the option is not exercised while the participant is an employee of the Company or within three months following termination of employment (one year in the case of termination due to total and permanent disability as defined in the Code). If a participant sells or otherwise disposes of the shares acquired upon the exercise of an ISO at any time within one year after the date shares are transferred to the participant or two years after the date the ISO is granted to the participant, then:

•
if the sales price exceeds the exercise price of the ISO, the participant will recognize capital gain equal to the excess, if any, of the sales price over the fair market value of the shares on the date of exercise, and the participant will recognize ordinary income equal to the excess, if any, of the lesser of the sales price or the fair market value of the shares on the date of exercise over the exercise price of the ISO; or

•
if the participant’s sales price is less than the exercise price of the ISO, the participant will recognize a capital loss equal to the excess of the exercise price of the ISO over the sales price of the shares.

In this event, the Company will generally be entitled to a tax deduction equal to the ordinary income the participant recognizes.

If the participant sells or otherwise disposes of shares acquired upon exercise of an ISO at any time after the participant has held the shares for at least one year after the date the Company transfers the shares to the participant pursuant to the participant’s exercise of the ISO and at least two years after the date the Company grants the ISO to the participant, then the participant will recognize long-term capital gain or loss equal to the difference between the sales price and the exercise price of the ISO, and the Company will not be entitled to any deduction.

The amount by which the fair market value of the shares the participant acquires upon exercise of an ISO exceeds the exercise price on the date of exercise will be included as a positive adjustment in the calculation of the participant’s “alternative minimum taxable income” in the year of exercise.  Before exercising an ISO, a participant should determine whether and to what extent exercise of an ISO will result in alternative minimum tax in the year of exercise.

Stock Appreciation Rights (“SARs”).  The grant of a SAR is generally not a taxable event for a participant. Upon exercise of the SAR, the participant will generally recognize ordinary income equal to the amount of cash and/or the fair market value of any shares received. The participant will be subject to income tax withholding at the time when the ordinary income is recognized. The Company will be entitled to a tax deduction at the same time for the same amount. If the SAR is settled in shares, the participant’s subsequent sale of the shares generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income recognized when the participant received the shares, and these capital gains will be taxable as long-term capital gains if the participant held the shares for more than one year.

Restricted Stock.  The tax consequences of a grant of restricted stock depends upon whether or not a participant elects under Section 83(b) of the Code to be taxed at the time of the grant.

If no election is made, the participant will not recognize taxable income at the time of the grant of the restricted stock. When the restrictions on the restricted stock lapse, the participant will recognize ordinary income equal to the value (determined on the lapse date) of the restricted stock.

If the election is made, the participant will recognize ordinary income at the time of the grant of the restricted stock equal to the value of the stock at that time, determined without regard to any of the restrictions. If the restricted stock is forfeited before the restrictions lapse, the participant will generally not be entitled to a deduction on account thereof.

The participant will be subject to income tax withholding at the time when the ordinary income (including any dividends taxed as ordinary income) is recognized. Subject to the Section 162(m) restrictions discussed below, the Company will be entitled to a tax deduction at the same time and for the same amount.

A subsequent sale of restricted stock generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income the participant recognized with respect to the stock. The capital gains will be taxable as long-term capital gains if the participant held the stock for more than one year. The holding period to determine whether a participant has long-term or short-term capital gain or loss on a subsequent sale generally begins when the stock restrictions lapse, or on the date of grant if the participant made a valid Section 83(b) election.

Stock Units.  A participant will not have taxable income upon the grant of a stock unit. Rather, taxation will be postponed until the stock becomes payable, which will be either immediately following the lapse of the restrictions on the stock units, or, if the participant has elected deferral to a later date, such later date. At that time, the participant will recognize ordinary income equal to the value of the amount then payable.

The participant will be subject to income tax withholding at the time when the ordinary income (including any dividend equivalents taxed as ordinary income) is recognized. Subject to the Section 162(m) restrictions discussed below, the Company will be entitled to a tax deduction at the same time and for the same amount.

If a stock unit is settled in shares, subsequent sale of the shares generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income recognized when the participant received the shares, and these capital gains will be taxable as long-term capital gains if the participant held the shares for more than one year.

Other.  In general, under Section 162(m) of the Code, remuneration paid by a public corporation to its chief executive officer or any of its other top three named executive officers other than the chief financial officer, ranked by pay, is not deductible to the extent it exceeds one million dollars ($1,000,000) for any year. Taxable payments or benefits under the 2007 Plan may be subject to this deduction limit. However, under Section 162(m) of the Code, qualifying performance-based compensation, including income from stock options and other performance-based awards that are made under stockholder-approved plans and that meets certain other requirements, is exempt from the deduction limitation. The 2007 Plan has been designed so that the Compensation Committee in its discretion may grant qualifying exempt performance-based awards under the 2007 Plan, and stockholder approval of the amendment to the 2007 Plan will be deemed stockholder approval of the 2007 Plan for Section 162(m) purposes.

Under the so-called “golden parachute” provisions of the Code, the accelerated vesting of stock options and benefits paid under other awards in connection with a change in control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a portion of the amounts payable to the participant may be subject to an additional twenty percent (20%) federal tax and may be nondeductible to the Company.

Plan Benefits

The amount and timing of future awards granted under the 2007 Plan are determined in the sole discretion of the Compensation Committee and therefore cannot be determined in advance.  The future benefits or amounts that would be received under the 2007 Plan by executive officers, non-executive directors and non-executive officer employees are discretionary and are therefore not determinable at this time.  As of April 15, 2010, the closing price of a share of the Company’s common stock on the Nasdaq Global Select Market was $45.02.  The following table shows the number of shares underlying grants of all types of awards under the 2007 Plan that have been granted since the 2007 Plan was adopted to (a) each executive officer named in the Summary Compensation Table, (b) all executive officers as a group, (c) all employees, including all current officers who are not executive officers, as a group, (d) all non-employee directors as a group, and (e) each person who has received 5% of the outstanding grants to current officers, directors and employees.

Name and Position	Total Number of Shares Underlying Award Grants(1)
Andrew C. Florance, President & Chief Executive Officer	203,439
Brian J. Radecki, Chief Financial Officer & Treasurer	66,521
John Stanfill, Senior Vice President, Sales & Customer Service	81,700
Jennifer L. Kitchen, Senior Vice President, Research	31,039
Paul Marples, Managing Director, CoStar UK Limited	29,600
Executive Officer Group (executive officers named above)	412,299
Non-Executive Officer Employee Group	516,035
Non-Employee Director Group	31,946
____________
(1)           Includes stock options and restricted stock as of April 1, 2010.

Miscellaneous

The 2007 Plan is not exclusive and does not limit the authority of the Board or its committees to grant awards or authorize any other compensation, with or without reference to shares, under any other plan or authority.

Required Vote

Approval of the proposed amendment to the 2007 Plan requires the affirmative “FOR” vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted “FOR” approval of the amendment to increase the number of shares issuable under the 2007 Plan by 1,300,000 shares.

Recommendation

We strongly believe that approval of the amendment to the 2007 Plan is essential to our continued success. Our employees are one of our most valuable assets. Stock options and other incentive awards, such as those available under the 2007 Plan, are critical for attracting and retaining outstanding and highly skilled individuals. These awards also are vital to our ability to motivate employees to achieve our goals. For the reasons stated above, stockholders are being asked to approve the amendment to the 2007 Plan.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF AN AMENDMENT TO INCREASE THE NUMBER OF SHARES ISSUABLE UNDER THE 2007 PLAN BY 1,300,000 SHARES.

OTHER MATTERS

We do not know of any other matter that will be presented for consideration at the Annual Meeting. If any other matter does properly come before the Annual Meeting, the proxy holders will, unless otherwise specified in the proxy, vote on it as they think best in their discretion.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS FOR THE 2011 ANNUAL MEETING

A stockholder who intends to introduce a proposal for consideration at our 2011 Annual Meeting of Stockholders may seek to have that proposal and a statement in support of the proposal included in our proxy statement if the proposal relates to a subject that is permitted under Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”). Additionally, in order to be eligible for inclusion in our proxy statement, the stockholder must submit the proposal and supporting statement to our Corporate Secretary in writing not later than Friday, December 31, 2010, and must satisfy the other requirements of Rule 14a-8. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.

A stockholder may otherwise propose business for consideration or nominate persons for election to the Board, in compliance with federal proxy rules, applicable state law and other legal requirements and without seeking to have the proposal included in our proxy statement pursuant to Rule 14a-8. Our Amended and Restated Bylaws provide that any such proposals or nominations must be submitted to us not later than the close of business on the 75th day and not earlier than the close of business on the 105th day before the first anniversary date of the preceding year’s annual meeting. In the event that the date of the Company’s annual meeting is more than 30 days before or more than 70 days after the first anniversary of the preceding year’s annual meeting (other than as a result of adjournment or postponement), then, to be timely, such stockholder’s notice must be submitted in writing not earlier than the close of business on the 105th day prior to such annual meeting and not later than the close of business on the later of the 75th day prior to such annual meeting or the 10th day following the date on which the public announcement of the date of such meeting is first made by the Company.  Accordingly, stockholders who wish to nominate persons for election as directors or bring forth other proposals outside of Rule 14a-8 at the 2011 Annual Meeting must give notice of their intention to do so in writing to our Corporate Secretary on or before  Saturday, March 19, 2011, but no sooner than Thursday, February 17, 2011, to be considered “timely” within the meaning of Rule 14a-4 under the Exchange Act. The stockholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of common stock as required by the Company’s Amended and Restated Bylaws. Proposals or nominations not meeting these requirements will not be entertained at the 2011 Annual Meeting.

ADDITIONAL INFORMATION

Corporate Governance Matters

Identifying and Evaluating Nominees

The Nominating & Corporate Governance Committee identifies nominees for director on its own as well as by considering recommendations from other members of the Board, officers and employees of CoStar, and other sources that the Nominating & Corporate Governance Committee deems appropriate. The Nominating & Corporate Governance Committee will also consider Board nominees suggested by stockholders, subject to such recommendations being submitted during the period and including the required information specified in CoStar’s Amended and Restated Bylaws for stockholders to nominate directors, as described under “Stockholder Proposals and Nominations for Directors for the 2011 Annual Meeting” above. The Company may require any proposed nominee to furnish other information as reasonably required to determine eligibility to serve as a director of the Company, including information regarding the proposed nominee’s independence.

When evaluating nominees for director, the Nominating & Corporate Governance Committee considers, among other things, an individual’s business experience and skills, background, independence, judgment, integrity and ability to commit sufficient time and attention to the activities of the Board, as well as the absence of any potential conflicts with the Company’s interests. When considering a director standing for reelection as a nominee, in addition to the attributes described above, the Nominating & Corporate Governance Committee also considers that individual’s past contribution and future commitment to CoStar. The Nominating & Corporate Governance Committee evaluates the totality of the merits of each prospective nominee that it considers and does not restrict itself by establishing minimum qualifications or attributes.  The Nominating & Corporate Governance Committee evaluates candidates within the context of the perceived needs of the Board as a whole, so that the members of the Board collectively will possess the necessary skills, experience and background.  There is no difference in the manner by which the Nominating & Corporate Governance Committee evaluates prospective nominees for director based on the source from which the individual was first identified.

Board Leadership Structure

Currently, an independent director, Mr. Klein, serves as Chairman of the Board and a separate director, Mr. Florance, serves as Chief Executive Officer.  Mr. Klein has served on the Company’s board of directors since inception and is well positioned to serve as Chairman of the Board.  The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board at the particular time.  The Board has determined that this leadership structure, under which the roles of Chairman and CEO are separate and an independent director serves as Chairman, currently is in the best interest of the Company’s stockholders.  This structure provides a greater role for the independent directors in the oversight of the Company and in setting agendas and establishing Board priorities and procedures.  In addition, this structure permits the Chief Executive Officer to focus on the management of the Company’s day-to-day operations.

Independent Directors and Executive Sessions

CoStar’s Board has determined that Messrs. Klein, Bonderman, Glosserman, Haber, Low and Nassetta are each independent as defined under Rule 5605(a)(2) of the Nasdaq listing rules.  In making these independence determinations, the Board determined that none of the independent directors has any direct or indirect relationship with the Company other than his relationship as a director.

The independent directors of the Board of Directors meet in regularly scheduled executive sessions, which are typically run by the Chairman of the Board, Mr. Klein.  In 2009, the independent directors met in executive session two times.

The Board’s Role in Risk Oversight

One of the Board’s functions is oversight of risk management at CoStar. This risk oversight function is administered both through the full Board and through individual Board Committees that are tasked by the Board with oversight of specific risks, as described below.

Companies face a variety of risks, including macro-economic risks, such as inflation, economic downturns, or recession; business-specific risks related to strategic position, operations, financial structure, legal and regulatory compliance and corporate governance; and event-specific risks, such as natural disasters or wars.  The Company believes that an effective risk management system will:

•	timely identify the material risks that the Company faces,
•	communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board Committee,
•	implement appropriate and responsive risk management strategies consistent with the Company’s risk profile, and
•	integrate risk management into Company decision-making.

The Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations.  Management is responsible for identifying risk and risk controls related to significant business activities and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward, and the appropriate manner in which to control risk.

The Board implements its risk oversight responsibilities by having management, typically the Chief Financial Officer or General Counsel, provide periodic briefing and informational sessions on the significant voluntary and involuntary risks that the Company faces and how the Company is seeking to control risk if and when appropriate.  In some cases, as with risks related to product or service acceptance, risk oversight is addressed as part of the full Board’s engagement with the Chief Executive Officer and management.  In other cases, a Board Committee is responsible for oversight of specific risk topics in which case, management meets directly with the Board Committee.  For example, the Audit Committee oversees issues related to internal control over financial reporting and issues related to the Company’s risk tolerance in cash-management investments, and the Compensation Committee oversees risks related to compensation plans and programs, as discussed in greater detail below.  Board Committees meet regularly and report back to the full Board.  The Board also works with the Company’s management to assess, analyze and address the most likely areas of future risk for the Company.

Risk Assessment in Compensation Programs.

We have assessed the Company’s compensation programs.  Management assessed the Company’s executive and broad-based compensation and benefits programs to determine if the programs’ provisions and operations encourage or create undesired or unintentional risk of a material nature. This risk assessment process included:

•	a review of program policies and practices;
•	program analysis to identify risk and risk control related to the programs; and
•	determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward and risk control.

Although we reviewed all compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout.  The Company supports the use of base salary, performance-based compensation, and retirement plans that are generally uniform in design and operation throughout the Company.  In most cases, the compensation policies and practices are centrally designed and administered, and are substantially identical at each business unit, except that sales personnel are also eligible to receive sales commissions depending upon performance.  Programs may differ by country due to variations in local laws and customs.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and the risk management practices of the Company; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Stockholder Communications with the Board

Stockholders may communicate with our Board by sending written correspondence to CoStar Group, Inc., Attention: Corporate Secretary, 2 Bethesda Metro Center, Bethesda MD 20814. Such communications will be opened by the Corporate Secretary. A copy of the contents will be made and retained by the Corporate Secretary and the contents will be promptly forwarded to the Chairman of the Nominating & Corporate Governance Committee. The Corporate Secretary together with the Chairman of the Nominating & Corporate Governance Committee and his duly authorized agents are responsible for collecting and organizing stockholder communications. Absent a conflict of interest, the Chairman of the Nominating & Corporate Governance Committee is responsible for evaluating the materiality of each stockholder communication and determining which stockholder communications are to be presented to the full Board, individual directors or other appropriate body.

Policy Regarding Attendance at Annual Meetings

CoStar encourages, but does not require, directors to attend the Annual Meetings of Stockholders. In 2009, Mr. Florance and Mr. Klein attended the Annual Meeting of Stockholders.

Codes of Conduct

CoStar has adopted a Code of Conduct for its directors. In addition, CoStar has adopted a separate Code of Conduct for its officers and employees, including its principal executive officer and principal financial officer. Copies of each of these codes may be found in the “Investors” section of the Company’s website at www.CoStar.com/Investors/Corpgovernance.aspx.

Board Meetings and Committees

In accordance with applicable Delaware law and the Company’s Amended and Restated Bylaws, the business and affairs of the Company are managed under the direction of its Board. The Board, which is elected by the Company’s stockholders, is the ultimate decision-making body of the Company except with respect to those matters reserved to the stockholders. The Board selects, advises and monitors the performance of the Company’s senior management team, which is charged with the conduct of the Company’s business. The Board has established certain standing committees to assist it in fulfilling its responsibilities as described below.

During 2009, the Board of Directors held six meetings. The Board has Audit, Compensation and Nominating & Corporate Governance committees. All directors attended at least 75% of the meetings of the Board and the committees of which they were members, which were held during the period in which each such director served in that capacity, except that David Bonderman participated in 71% of the meetings of the Board and the committees of which he was a member.

Board Committees

The following table sets forth the composition of each of our Board committees as of the date of this proxy statement.

Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Warren H. Haber (Chairman)	Christopher J. Nassetta (Chairman)	Josiah O. Low, III (Chairman)
Michael J. Glosserman	David Bonderman	Michael R. Klein
Josiah O. Low, III	Warren H. Haber	Christopher J. Nassetta
Michael R. Klein

Audit Committee.   The Board has determined that each of the members of our Audit Committee is independent as defined under Rule 5605(a)(2) of the Nasdaq listing rules. In addition, the Board has determined that Committee members Haber, Glosserman and Low are “audit committee financial experts,” as defined by regulations promulgated by the SEC.  During 2009, the Audit Committee met four times. The Audit Committee’s responsibility is to assist the Board in fulfilling its oversight responsibilities as to accounting policies, internal controls, audit activities and reporting practices of the Company. The Audit Committee is also responsible for producing the report of the Audit Committee for inclusion in the Company’s proxy statement. The Audit Committee operates under a written charter adopted by the Board and reviewed annually by the Audit Committee.

Compensation Committee.  The Board has determined that each of the members of our Compensation Committee is independent as defined under Rule 5605(a)(2) of the Nasdaq listing rules. In 2009, the Compensation Committee met one time.  The Compensation Committee operates under a written charter adopted by the Board and reviewed annually by the Compensation Committee.

The purpose of the Compensation Committee is to discharge the responsibilities of the Board relating to compensation of the Company’s executive officers and directors, as well as to produce the Compensation Committee report on executive compensation for inclusion in the Company’s proxy statement.  The Compensation Committee’s authority and responsibilities include:

•
overseeing the Company’s compensation structure, policies and programs for executive officers and assessing whether the compensation structure establishes appropriate incentives for the executive officers;

•
reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers of the Company, evaluating those executive officers’ performance in light of their goals and setting their compensation levels based on the Compensation Committee’s evaluation and the recommendations of the CEO;

•	approving stock options and other stock incentive awards for executive officers;
•	reviewing and approving the design of benefit plans pertaining to executive officers;
•	reviewing and recommending employment agreements for executive officers;
•	approving, amending or modifying the terms of any compensation or benefit plan that does not require stockholder approval; and
•	reviewing the compensation of directors for service on the Board and its committees and recommending changes in compensation to the Board.

In addition, the Board has designated the Compensation Committee as the Administrator of both the Company’s 1998 Stock Incentive Plan, as amended (the “1998 Plan”), and the Company’s 2007 Stock Incentive Plan, as amended (the “2007 Plan”).  The Compensation Committee may delegate its duties or responsibilities to a subcommittee of the Compensation Committee, and it has authority to retain and to direct management to retain outside advisors and experts that it determines appropriate to assist with performance of its functions.

Our Chief Executive Officer and Chief Financial Officer make recommendations to the Compensation Committee for each element of compensation awarded to executives, but the Compensation Committee must approve each element of (and any changes to) executive compensation.  Periodically, the Compensation Committee also retains independent compensation consulting firms to assist it in gathering market data and to provide it with information about trends in compensation among comparable companies, determined based on factors such as market capitalization, annual revenues, service offerings, and potential competition for talent or business.  Most recently, the Compensation Committee retained Towers Perrin in each of 2008 and 2006 and made several changes to the Company’s executive compensation structure based in part on Towers Perrin’s recommendations, as described below in the section titled “Compensation Discussion and Analysis” beginning on page 29 of this proxy statement. Towers Perrin reported directly to the Compensation Committee through its chair, and, at the direction of the Compensation Committee chair, also worked directly with the Company’s management to develop materials and proposals with respect to executive officer compensation.  In future years, the Compensation Committee plans at its discretion to retain Towers Watson, the successor to Towers Perrin (or another consulting firm), to update or perform new studies to be used in connection with its executive compensation decisions.

  Nominating & Corporate Governance Committee.  The Board has determined that each of the members of our Nominating & Corporate Governance Committee is independent as defined under Rule 5605(a)(2) of the Nasdaq listing rules. The purpose of the Nominating & Corporate Governance Committee is to identify individuals qualified to become Board members, recommend to the Board director candidates to be nominated at the Annual Meeting of Stockholders and perform a leadership role in shaping the Company’s corporate governance. In 2009, the Nominating & Corporate Governance Committee met one time.  The Nominating & Corporate Governance Committee operates under a written charter adopted by the Board and reviewed annually by the Nominating & Corporate Governance Committee.

All of the charters for the Company’s Board committees are available in the “Investors” section of the Company’s website at www.CoStar.com/Investors/Corpgovernance.aspx.

Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company’s audited consolidated financial statements for 2009. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended and adopted by the Public Company Accounting Oversight Board (PCAOB).  In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm its independence from the Company and management. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

By the Audit Committee
of the Board of Directors
April 20, 2010

Warren H. Haber, Chairman
Michael J. Glosserman
Josiah O. Low, III

Director Compensation

The Compensation Committee of the Board annually reviews director compensation for service on the Board and for service on any Board committees and recommends director compensation and any changes to such compensation to the Board for approval.  The Board annually reviews and approves director compensation for Board and committee service based on the recommendations of the Compensation Committee.  Current non-employee director compensation is set out below.  Directors who are also employees of the Company do not receive any compensation for service on the Board in addition to their regular employee compensation.

Board Fees.  Each non-employee director, other than the Chairman of the Board, receives $20,000 annually as compensation for serving on the Company’s Board.

Attendance Fees.  Each non-employee director, other than the Chairman of the Board, receives $2,000 for each regular meeting of the Board attended in person or by telephone.

Chairman.  The Chairman of the Board receives $120,000 annually as compensation for services that he is required to perform in his role as Chairman.

Stock Grants.  Annually on the date of the first regular Board meeting following the annual meeting of stockholders: (a) each non-employee Board member is entitled to receive a restricted stock grant valued at least $72,000 on the date of grant; (b) the Chairperson of the Audit Committee also is entitled to receive a restricted stock grant valued at least $30,000 on the date of grant; (c) each member of the Audit Committee (other than the Chairperson) also is entitled to receive a restricted stock grant valued at least $15,000 on the date of grant; and (d) the Chairperson of each of the Compensation and Nominating & Corporate Governance Committees also is entitled to receive a restricted stock grant valued at least $15,000 on the date of grant.  The number of shares of restricted stock granted pursuant to each such restricted stock grant to the directors is determined by dividing the total dollar amount awarded by the closing price of the Company’s common stock on the date of grant.  Each award vests in equal installments on the first four anniversaries of the date of grant, as long as the director is still serving on our Board on the respective vesting date.

Pursuant to the Company’s 2007 Plan and related award agreements, upon a change of control, all restrictions on stock grants will lapse.  For more detailed information, see “Change of Control Provisions under the Company’s 1998 and 2007 Plans” on pages 53-54.  In addition, under the 2007 Plan, recipients of restricted stock are entitled to receive all dividends and other distributions, if any, paid with respect to the common stock.  The Compensation Committee will determine if any such dividends or distributions will be automatically reinvested in additional shares of restricted stock and subject to the same restrictions as the restricted stock or whether the dividend or distribution will be paid in cash.

Expenses.  Each non-employee director is entitled to reimbursement of his expenses for serving as a member of our Board, including expenses in connection with attending each meeting of the Board and each meeting of any committee.

Director Compensation Table for Fiscal Year 2009

The following Director Compensation table shows the compensation we paid in 2009 to our non-employee directors.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Michael R. Klein, Chairman	$120,000	$72,028	$192,028
David Bonderman	$24,000	$72,028	$96,028
Michael J. Glosserman	$28,000	$87,013	$115,013
Warren H. Haber	$28,000	$102,036	$130,036
Josiah O. Low, III	$28,000	$102,036	$130,036
Christopher J. Nassetta	$28,000	$87,013	$115,013
__________

(1)	This column shows the amount of cash compensation earned in 2009 for Board and Committee service.
(2)
This column shows the aggregate grant date fair value of shares of restricted stock granted in 2009 to each non-employee director, computed in accordance with SEC rules.  Each non-employee director received one grant of restricted stock on September 3, 2009 for his service on the Board and any committees, as applicable.  Generally, the grant date fair value is the amount the Company expenses in its financial statements over the awards’ vesting period and is based on the closing price of our common stock on the date of grant, which was $36.73 on September 3, 2009.

The following table shows the number of shares of restricted stock granted to each non-employee director during 2009, as well as the aggregate number of shares of restricted stock and stock options held by each non-employee director as of December 31, 2009.

Name	Number of Shares of Restricted Stock Granted 9/3/09	Aggregate Shares of Unvested Restricted Stock Held as of 12/31/09	Aggregate Stock Options Held as of 12/31/09
Michael R. Klein, Chairman	1,961	4,082	19,000
David Bonderman	1,961	4,082	19,000
Michael J. Glosserman	2,369	3,554	0
Warren H. Haber	2,778	5,783	27,000
Josiah O. Low, III	2,778	5,783	21,000
Christopher J. Nassetta	2,369	4,932	15,000

Executive Officers and Key Employees

The following table lists our current executive officers and key employees:

Name	Age(1)	Years of Service(2)	Position
Andrew C. Florance*	46	23	Chief Executive Officer, President and Director
Brian J. Radecki*	39	13	Chief Financial Officer and Treasurer
John Stanfill*	42	15	Sr. Vice President of Sales and Customer Service
Jennifer L. Kitchen*	37	16	Sr. Vice President of Research
Paul Marples*	48	9(3)	Managing Director, CoStar UK Limited
Jonathan Coleman	45	10	General Counsel and Secretary
Frank Simuro	43	11	Chief Information Officer
Craig F. Gomez	49	1	Chief Human Resources Officer
Daniel Kimball	35	4	Vice President of Marketing
Craig Farrington	52	27(3)	Vice President of Research
Dean Violagis	43	21	Vice President of Research
____________

*     Executive Officer.

(1)	Age determined as of June 1, 2010.
(2)	Years of service include the current year of service.
(3)	Includes years of service with acquired companies.

Information about Mr. Florance appears above under “Item 1 — Election of Directors.” Information about each of the other individuals in the table appears below.

Brian J. Radecki, our Chief Financial Officer and Treasurer, joined the Company in 1997 as our Corporate Controller.  Prior to his appointment as Chief Financial Officer in 2007, Mr. Radecki served as Vice President of Research Operations, the Company’s largest operating area, and before that he was Director of Accounting and Finance where he was involved in every aspect of the Company's accounting and finance functions in the United States and United Kingdom.  From February 2000 until February 2001, Mr. Radecki was Chief Financial Officer of Comps, Inc. (formerly a wholly owned subsidiary of the Company). Before joining CoStar, Mr. Radecki was the Accounting Manager at Axent Technologies, Inc. (“Axent”), a publicly-held international security software company. Prior to Axent, Mr. Radecki worked at Azerty, Inc. and the public accounting firm, Lumsden & McCormick, LLP, in Buffalo, NY. Mr. Radecki received a B.S. in business administration and a dual degree in both accounting and finance from the State University of New York at Buffalo.

John Stanfill, our Senior Vice President of Sales & Customer Service, joined us in June 1995 as an Account Executive for the New York City market.  Since then, he has held positions of increasing responsibility at CoStar, ranging from positions in business development and national market expansion to management of the Company’s Inside Sales Division.  Before being appointed Senior Vice President of Sales & Customer Service in June 2008, Mr. Stanfill held the positions of Senior Vice President of Marketing & Product Management from January 2008 to June 2008, Vice President of Product Management from December 2006 to December 2007, and Vice President of Outbound Sales from March 2004 to November 2006.  Mr. Stanfill received a B.A. from Boston University.

Jennifer L. Kitchen, our Senior Vice President of Research, joined CoStar in 1994 as a research analyst for the Company’s first New York City research team.  Prior to her appointment as Senior Vice President of Research in 2006, Ms. Kitchen held management positions with increasing responsibility.  Between 1995 and 1997, she led CoStar’s research expansion into the Los Angeles market and managed its research operations on the West Coast. In 1998, Ms. Kitchen established CoStar’s first field research and photography operations and was subsequently promoted to Director of Field Research and Photography. She was appointed Vice President of Field Research in 2004, where she led the Company’s overall field operations for collecting building-level data and photographing properties throughout the United States. Ms. Kitchen is currently responsible for our entire research operations. Ms. Kitchen holds a B.A. in history from Wellesley College.

Paul Marples, the Managing Director of our U.K. subsidiary, CoStar UK Limited, is in charge of our CoStar FOCUS service and our European operations.  Mr. Marples joined us upon the acquisition of Property Investment Exchange Limited (“Propex”) in February 2007.  Mr. Marples previously served as Managing Director of Propex from 2001 to 2007. Mr. Marples began his career in the commercial property industry in 1984, as a Chartered Surveyor for Weatherall Green and Smith (Atisreal) in London and Spain. From 1984 to 1996, Mr. Marples rose from Chartered Surveyor to Partner (London) to Managing Director (Spain) of Weatherall Green and Smith. In 1996, he established Brown Cooper Marples (BCM), a London-based investment brokerage firm where he served as Managing Director, before helping launch Propex beginning in 2001 through the consolidation of a number of property-related, Internet-based businesses. Mr. Marples received a M.A. in geography from Oxford University.

Jonathan Coleman, our General Counsel and Secretary, joined us in May 2000 as Deputy General Counsel. He has served as General Counsel and Secretary since July 2005. From October 1996 to May 2000, Mr. Coleman was a Trial Attorney with the U.S. Department of Justice’s Civil Division. Prior to that, Mr. Coleman was an associate at Fried, Frank, Harris, Shriver & Jacobson, where he practiced commercial litigation. Mr. Coleman received a B.A. in economics and public policy studies from Dickinson College and his J.D. from George Washington University.

Frank Simuro, our Chief Information Officer, joined the Company in December 1999 as Director of Information Systems. He served as Senior Vice President of Information Systems from May 2005 to January 2008. Prior to joining CoStar, Mr. Simuro was Director of Data Warehousing at GRC International (“GRC”). Prior to GRC, Mr. Simuro was a technology consultant specializing in operational efficiency and database technologies. Mr. Simuro received a M.S. in information systems from George Washington University and a B.A. in computer science from State University of New York — Geneseo.

Craig F. Gomez, our Chief Human Resources Officer, joined the Company in February 2010.  Mr. Gomez has more than 27 years of experience in managing, assessing and developing human capital as a senior-level human resources executive.  Prior to joining the Company, Mr. Gomez was Co-Founder and Vice President of Operations of HRjoe, a human resources solution for businesses, from January 2008 to January 2010.  From 2006 to 2007, Mr. Gomez was Vice President of Human Resources and New Business Development at Tertia, a start up media firm that synchronized digital voice, video and text into a single media.  Prior to that, Mr. Gomez served in multiple director roles at Cisco Systems, a provider of networking and other products related to communications and information technology.  Mr. Gomez received a B.A. in communications and an M.B.A. from the University of North Carolina at Chapel Hill.

Daniel Kimball, our Vice President of Marketing, joined us in January 2007 as Senior Director of Ecommerce. He has served as Vice President of Marketing since January 2008. From December 2005 to January 2007, Mr. Kimball was Director of Interactive Marketing at Educap, a student lending firm. Prior to that, Mr. Kimball was a Marketing Director at Capital One Financial, where he was tasked with driving new business for the company’s auto insurance business. Mr. Kimball received a B.A. in philosophy from Colgate University.

Craig S. Farrington, our Vice President of Research, joined the Company as a result of the merger of COMPS.COM and CoStar Group, Inc. in February 2000. Mr. Farrington is responsible for our San Diego, California research center operations and research for the western United States.  Mr. Farrington joined COMPS.COM in 1983, where he served in various senior management roles throughout the company, including Vice President of Marketing and Product Development. Mr. Farrington received a B.A. in business and economics from Westmont College.

Dean L. Violagis, our Vice President of Research, joined us in 1989 as a research analyst. He has served as Vice President of Research since May 1996.  Over the years, he has been involved in the Company’s geographic market expansion. Mr. Violagis is responsible for data collection on institutional sales comparables nationwide.  Mr. Violagis received a B.A. in real estate finance from American University.

Stock Ownership Information

The following table provides certain information regarding the beneficial ownership of our common stock as of April 1, 2010, unless otherwise noted, by:

•
our Chief Executive Officer and President, our Chief Financial Officer, the three most highly compensated executive officers of the Company (other than the CEO and CFO) who were serving as executive officers on December 31, 2009, consisting of our three other executive officers (whom we refer to collectively in this proxy statement as the “named executive officers”);

•	each of our directors;

•
each person we know to be the beneficial owner of more than 5% of our outstanding common stock (based upon Schedule 13D and Schedule 13G filings with the Securities and Exchange Commission, which can be reviewed for further information on each such beneficial owner’s holdings); and

•	all of our executive officers and our directors as a group.

Name and Address (1)	Shares Beneficially Owned(1)	Percentage of Outstanding Shares(1)
Michael R. Klein(2)	928,016	4.50%
Andrew C. Florance(3)	473,480	2.27%
Brian J. Radecki(4)	59,908	*
John Stanfill(5)	66,486	*
Jennifer L. Kitchen(6)	36,582	*
Paul Marples(7)	30,951	*
David Bonderman(8)	288,008	1.40%
Michael J. Glosserman(9)	3,949	*
Warren H. Haber(10)	121,665	*
Josiah O. Low, III(11)	39,355	*
Christopher J. Nassetta(12)	24,685	*
Baron Capital Group, Inc and related entities and person(13)	1,781,091	8.65%
Daruma Asset Management, Inc. and related person(14)	1,035,000	5.02%
Janus Capital Management LLC(15)	1,539,548	7.47%
Morgan Stanley and related entity(16)	2,102,872	10.21%
TimesSquare Capital Management, LLC(17)	1,584,908	7.69%
All directors and executive officers as a group (11 persons)(18)	2,073,085	9.86%
____________

(1)
Unless otherwise noted, each listed person’s address is c/o CoStar Group, Inc., 2 Bethesda Metro Center, Tenth Floor, Bethesda, Maryland 20814. Beneficial ownership, as determined in accordance with Rule 13d-3 under the Exchange Act, includes sole or shared power to vote or direct the voting of, or to dispose or direct the disposition of shares, as well as the right to acquire beneficial ownership within 60 days of April 1, 2010, through the exercise of an option or otherwise. Except as indicated in the footnotes to the table, we believe that the persons named in the table have sole voting and dispositive power with respect to their reported shares of common stock. The use of * indicates ownership of less than 1%. As of April 1, 2010, the Company had 20,599,841 shares of common stock outstanding.

(2)	Includes 19,000 shares issuable upon options exercisable within 60 days of April 1, 2010, as well as 4,082 shares of restricted stock that are subject to vesting restrictions.

(3)	Includes 248,951 shares issuable upon options exercisable within 60 days of April 1, 2010, as well as 92,125 shares of restricted stock that are subject to vesting restrictions.

(4)	Includes 27,375 shares issuable upon options exercisable within 60 days of April 1, 2010, as well as 24,404 shares of restricted stock that are subject to vesting restrictions.

(5)	Includes 14,350 shares issuable upon options exercisable within 60 days of April 1, 2010, as well as 46,242 shares of restricted stock that are subject to vesting restrictions.

(6)	Includes 22,766 shares issuable upon options exercisable within 60 days of April 1, 2010, as well as 10,843 shares of restricted stock that are subject to vesting restrictions.

(7)	Includes 6,133 shares issuable upon options exercisable within 60 days of April 1, 2010, as well as 8,834 shares of restricted stock that are subject to vesting restrictions.

(8)	Includes 18,000 shares issuable upon options exercisable within 60 days of April 1, 2010, as well as 4,082 shares of restricted stock that are subject to vesting restrictions.

(9)	Includes 3,554 shares of restricted stock that are subject to vesting restrictions.

(10)
Includes 6,000 shares held by Mr. Haber’s spouse and excludes 20,000 shares held by Mr. Haber’s adult son for which Mr. Haber disclaims beneficial ownership. Also includes 26,000 shares issuable upon options exercisable within 60 days of April 1, 2010, as well as 5,783 shares of restricted stock that are subject to vesting restrictions.

(11)
Includes 1,000 shares held by Mr. Low’s spouse for which Mr. Low disclaims beneficial ownership. Also includes 21,000 shares issuable upon options exercisable within 60 days of April 1, 2010, as well as 5,783 shares of restricted stock that are subject to vesting restrictions.

(12)	Includes 15,000 shares issuable upon options exercisable within 60 days of April 1, 2010, as well as 4,932 shares of restricted stock that are subject to vesting restrictions.

(13)
Number of shares beneficially owned is as of December 31, 2009 and is based on a Schedule 13G/A filed by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc. (“BAMCO”), Baron Capital Management, Inc. (“BCM”) and Ronald Baron on February 4, 2010. BCG and Ronald Baron both had sole voting and sole dispositive power with respect to no shares, shared voting power with respect to 1,656,591 shares, and shared dispositive power with respect to 1,781,091 shares. BAMCO had sole voting and sole dispositive power with respect to no shares, shared voting power with respect to 1,563,000 shares, and shared dispositive power with respect to 1,683,000 shares. BCM had sole voting and sole dispositive power with respect to no shares, shared voting power with respect to 93,591 shares, and shared dispositive power with respect to 98,091 shares. The address of the reporting person is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

(14)
Number of shares beneficially owned is as of December 31, 2009 and is based on a Schedule 13G filed by Daruma Asset Management, Inc. (“Daruma”) and Mariko O. Gordon (“Gordon”) on February 16, 2010.  The reporting persons had shared voting and shared dispositive power with respect to no shares, sole voting power with respect to 383,500 shares and sole dispositive power with respect to 1,035,000 shares.  Gordon owns in excess of 50% of the outstanding voting stock and is president of Daruma.  Daruma and Gordon each disclaim beneficial ownership in any of the shares reported.  The address of the reporting persons is 80 West 40th Street, 9th Floor, New York, NY  10018.

(15)
Number of shares beneficially owned is as of December 31, 2009 and is based on a Schedule 13G/A filed by Janus Capital Management LLC (“Janus Capital”) on February 16, 2010. The reporting person had sole voting and sole dispositive power with respect to 1,539,548 shares, and shared voting and shared dispositive power with respect to no shares. The address of the reporting person is 151 Detroit Street, Denver, CO 80206.  Janus Capital has a direct 91.8% ownership stake in INTECH Investment Management (“INTECH”) and a direct 77.8% ownership stake in Perkins Investment Management LLC (“Perkins”).  Due to this ownership structure, holdings for Janus Capital, Perkins and INTECH are aggregated in their Schedule 13G/A.

(16)
Number of shares beneficially owned is as of December 31, 2009 and is based on a Schedule 13G/A filed by Morgan Stanley and Morgan Stanley Investment Management Inc. on February 12, 2010. Morgan Stanley had sole voting power with respect to 1,959,955 shares, shared voting and shared dispositive power with respect to no shares, and sole dispositive power with respect to 2,102,872 shares.  Morgan Stanley Investment Management Inc. had sole voting power with respect to 1,559,578 shares, shared voting and shared dispositive power with respect to no shares, and sole dispositive power with respect to 1,702,495 shares.  The securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E), as amended. Morgan Stanley Investment Management Inc. is a wholly owned subsidiary of Morgan Stanley.  The address of the reporting person is 1585 Broadway, New York, NY 10036, and the address of Morgan Stanley Investment Management Inc. is 522 Fifth Avenue, New York, NY  10036.

(17)
Number of shares beneficially owned is as of December 31, 2009 and is based on a Schedule 13G/A filed by TimesSquare Capital Management, LLC on February 9, 2010. The reporting person had sole voting power with respect to 1,392,708 shares, shared voting and shared dispositive power with respect to no shares, and sole dispositive power with respect to 1,584,908 shares. The address of the reporting person is 1177 Avenue of the Americas, 39th Floor, New York, NY 10036.

(18)	Includes 418,575 shares issuable upon options exercisable within 60 days of April 1, 2009, as well as 210,664 shares of restricted stock that are subject to vesting restrictions.

Equity Compensation Plan Information

The following table sets forth information with respect to the Company’s equity compensation plans approved by security holders. The Company does not have any equity compensation plans not approved by security holders. The information in this table is as of December 31, 2009.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders (1)	953,296	$33.60	432,176
Equity compensation plans not approved by security holders	0	N/A	0
__________

(1)
The Company’s 1998 Plan and the Company’s 2007 Plan provide for various types of awards, including options and restricted stock grants.  In April 2007, the Company’s Board of Directors adopted the 2007 Plan, subject to stockholder approval, which was obtained on June 7, 2007.  All shares of common stock that were authorized for issuance under the 1998 Plan that, as of June 7, 2007, remained available for issuance under the 1998 Plan (excluding shares subject to outstanding awards) were rolled into the 2007 Plan and, as of that date, no shares of common stock remained available for issuance pursuant to new awards under the 1998 Plan.  The 1998 Plan continues to govern unexercised and unexpired awards issued under the 1998 Plan prior to June 7, 2007.

Compensation Committee Interlocks and Insider Participation

Messrs. Nassetta, Bonderman, Haber and Klein, the current members of the Compensation Committee, are each non-employee directors. Mr. Klein serves as the Chairman of the Board of the Company. During 2009, none of the members of the Compensation Committee were officers or employees of the Company or any of its subsidiaries. During 2009, none of the Company’s executive officers served as a director or compensation committee member of any entity with an executive officer or director who served as a director or Compensation Committee member of the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s 2010 proxy statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this proxy statement.

By the Compensation Committee
of the Board of Directors

Christopher J. Nassetta, Chairman
Warren H. Haber
David Bonderman
Michael R. Klein

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The Company’s Compensation Committee (the “Committee”) is responsible for designing and maintaining the Company’s executive compensation program consistent with the objectives below. The Committee operates under a written charter approved by the Board.  For additional information about the Committee’s authority and its ability to delegate its authority, see the section of this proxy statement titled “Additional Information—Board Meetings and Committees—Compensation Committee” on pages 20-21.  The Committee annually establishes and reviews all forms of direct compensation, including base salaries, annual incentive bonuses, and both the terms and types of equity awards, for the Company’s named executive officers as well as other officers of the Company.

The Company’s executive compensation program seeks to

•	link executive compensation with the achievement of overall corporate goals,
•	encourage and reward superior performance, and
•	assist the Company in attracting, motivating and retaining talented executives.

Accordingly, executive compensation is structured so that a significant portion of compensation paid to named executive officers is directly related to the Company’s short-term and long-term performance, thereby aligning the interests of named executive officers with those of the Company’s stockholders.  For example, as discussed below, a significant portion of the named executive officers’ opportunities under the Company’s cash incentive and equity compensation programs is tied to the Company’s achievement of revenue growth and earnings objectives. The Committee also recognizes that the market for executives in the commercial real estate information services industry is highly competitive, and therefore seeks to provide a competitive total compensation package so that the Company may maintain its leadership position in this industry by attracting, retaining, and motivating executives capable of enhancing stockholder value.

Determination of Executive Compensation

As part of the compensation review process, the Committee annually reviews and approves each element and the mix of compensation that comprises each named executive officer’s total compensation package.  Our Chief Executive Officer and Chief Financial Officer make recommendations to the Committee for each element of compensation awarded to named executive officers (including establishment of individual and corporate financial goals), but the Committee must approve each element of (and any changes to) a named executive officer’s compensation.  The Committee may consider a number of factors in establishing or revising each named executive officer’s total compensation, including individual performance, the Company’s financial performance, external market and peer group practices, current compensation arrangements, certain internal pay equity considerations and long-term potential to enhance stockholder value.  Particular factors considered by the Committee with respect to each element of executive compensation are discussed below.

Periodically the Committee also retains independent compensation consulting firms to assist it in gathering benchmarking data and to provide it with information about trends in compensation among comparable companies based on factors such as market capitalization, annual revenues, service offerings and potential competition for talent or business. The Committee believes that comparing the compensation of each of the Company’s named executive officers with executives in comparable positions at these peer companies helps to ensure that the total compensation provided to the Company’s named executive officers is set at an appropriate level to reward, attract and retain top performers over the long term.  In general, the Committee believes that compensation is competitive if it falls within +/- 15% of the median levels of the peer company and/or survey data provided by its compensation consultant, as discussed below.

The Committee engaged an independent compensation consultant, Towers Perrin, in 2006 and again in 2008 to provide peer data, assess the competitiveness of the Company’s executive compensation program and identify potential modifications based on market practices and trends, the Company’s business priorities, structure and growth expectations, and view of management and the Committee.  The Committee’s decisions regarding executive compensation for 2009 were based in part on Towers Perrin’s recommendations resulting from its May 2006 engagement and in part from its 2008 engagement.  The details of the Company’s executive compensation structure for 2009 are discussed below.  The Committee made several additional changes to the Company’s executive compensation program beginning in 2009 based on Towers Perrin’s recommendations in 2008, which are also summarized below.  The Committee did not engage Towers Perrin or any other compensation consultant in 2009.

In its 2006 and 2008 engagements, Towers Perrin reported directly to the Committee through its chair, and, at the direction of the Committee chair, also worked directly with the Company’s management to develop materials and proposals with respect to named executive officer compensation.  In the future, the Committee plans at its discretion to retain Towers Watson, the successor to Towers Perrin, or another consulting firm from time to time to update or perform new studies to be used in connection with its executive compensation decisions.

The following is the list of peer companies selected and approved by the Committee in 2006, based upon the recommendation of Towers Perrin, as comparable to the Company in terms of market capitalization and annual revenues, and in terms of service offerings and potential competition for talent or business:

• Advent Software, Inc.	• The Medicines Company
• Advisory Board Company	• Myogen Inc.
• ANSYS Inc.	• Onyx Pharmaceuticals Inc.
• Atwood Oceanics Inc.	• Quality Systems Inc.
• Brookline Bancorp Inc.	• Shuffle Master Inc.
• Commercial Net Lease Realty	• Sycamore Networks Inc.
• Cyberonics Inc.	• TALX Corp.
• Entertainment Properties Trust	• Theravance Inc.
• Idenix Pharmaceuticals Inc.	• TrustCo Bank Corp NY
• Immucor Inc.	• CSG Systems International Inc.
• IXIA	• Infocrossing Inc.
• LCA-Vision Inc	• LoopNet Inc.
• Matria Healthcare Inc	• Move Inc.

The 2006 Towers Perrin study also considered general industry pay data (based on a survey prepared by Towers Perrin) for comparably sized companies based on annual revenues, as well as data processing and information services industry pay data.  The Committee was not made aware of the names of the companies who participated in Towers Perrin’s surveys of general industry pay data and data processing and information services industry pay data.

Named executive officers’ base salaries and cash incentive awards for 2008 and 2009 were based on metrics that were put in place in 2007, which were based on the 2006 Towers Perrin study.  Accordingly, the Committee did not use data from the 2008 Towers Perrin study (described below) in setting named executive officers’ base salaries and cash incentive award targets for 2009.

In connection with its engagement in 2008, Towers Perrin recommended a revised list of peer companies.  The following is the list of peer companies selected and approved, based upon the recommendation of Towers Perrin, as comparable to the Company in terms of market capitalization and annual revenues, and in terms of business model and financial performance.

• Advent Software, Inc.	• Liquidity Services Inc.
• Advisory Board Company	• LoopNet Inc.
• Arbitron Inc.	• Morningstar Inc.
• Allscripts-Misys Healthcare Solutions Inc.	• Move Inc.
• Bankrate Inc.	• MSCI Inc.
• comScore Inc.	• NeuStar Inc.
• Corporate Executive Board Company	• Omniture Inc.
• DealerTrack Holdings Inc.	• Riskmetrics Group Inc.
• Digital River Inc.	• Salary.com Inc.
• ExlService Holdings Inc.	• Solera Holdings Inc.
• FactSet Research Systems Inc.	• TradeStation Group Inc.
• Forrester Research Inc.	• Travelzoo Inc.
• Global Traffic Network Inc. • Harris Interactive Inc. • Lionbridge Technologies Inc.	• Ultimate Software Group Inc. • WebMD Health Corp. • Wright Express Corp.

The 2008 Towers Perrin study also considered general industry executive compensation data from a survey prepared by Towers Perrin, size-adjusted based on CoStar’s annual revenues.  Where size-adjusted data was not available in the Towers Perrin survey data, Towers Perrin referred to data compiled from general compensation surveys conducted and published by Watson Wyatt and Mercer.  The Committee was not made aware of the names of the companies that participated in Towers Perrin’s survey of general industry executive compensation data or that were considered in the Watson Wyatt and Mercer surveys.

Where available, the Committee utilized peer company data from the 2008 Towers Perrin study as the primary competitive benchmark when evaluating the executives’ long-term incentive awards for 2009 performance, as discussed in more detail below.  In those cases where peer data was unavailable, the Committee took into account previous equity awards to the respective named executive officers as well as internal pay equity considerations.  Towers Perrin’s preliminary findings and recommendations from its engagement in 2008 were presented to Mr. Nassetta in late 2008 and final findings and recommendations were presented to the full Committee in February 2009.

As discussed in more detail on page 41 of this proxy statement under “Target Equity Incentive Awards Granted in 2010,” on March 12, 2010, after reviewing again and discussing the 2008 Towers Perrin study and its recommendations, including information regarding external market and peer group practices, as well as current compensation arrangements and internal pay equity considerations, the Committee increased the long-term incentive target award values for 2009 performance for all named executive officers except the Chief Executive Officer.

The Committee has designed the executive compensation program to align executives’ compensation with the Company’s performance and to enable the Company to attract, motivate and retain talented executives and reward superior performance.  The Committee reevaluates and approves executive compensation each year and, as indicated above, may retain consulting firms in the future to assist with updating or performing studies to be used to assist with executive compensation decisions.

Elements of the Compensation Program

The Company’s executive compensation program consists primarily of base salary, annual cash bonuses and an annual award of restricted stock and stock options.  Additionally, our U.S. named executive officers are eligible to receive Company-paid matching contributions to their 401(k) plan accounts, as well as health insurance and other welfare benefits that are generally available to the Company’s U.S. employees.  Our U.K. named executive officer is eligible to receive compensation in the form of a pension scheme contribution to a defined contribution plan and Company-paid private medical insurance as required by law. As discussed more fully below, our Senior Vice President of Sales and Customer Service, John Stanfill, also is eligible to receive commission payments based on monthly production of our U.S. sales force as a component of his total compensation.

Each year, the Committee approves an employment arrangement for each of its named executive officers that specifies a named executive officer’s base salary, annual cash bonus based on a percentage of base compensation subject to achievement of individual and corporate goals, and equity awards, including restricted stock that is granted based on achievement of corporate goals and stock options both of which vest over time and/or in full after a specified period of time. Each of these components is discussed in further detail below. Overall, the Company strives to motivate its executives with straightforward, transparent and competitive compensation arrangements intended to reward excellent individual and corporate performance and enhance stockholder value.

Base Salaries

Base salaries provide a minimum, fixed level of cash compensation for the named executive officers.  Salary levels are reviewed annually by the Committee.  In establishing salary levels, the Committee considers each executive’s individual responsibilities and performance, prior base salary and total compensation, the pay levels of similarly situated executives within the Company, market data on base salary and total compensation levels (including Towers Perrin peer group and survey data) and current market conditions.  For 2009, due to the weakened global economic environment, the Company and the Committee decided to temporarily suspend pay increases for all employees at the Company in order to stabilize costs and minimize new spending.  Accordingly, the Committee did not award base salary increases to the named executive officers for 2009, and their 2009 base salaries were the same as they were for 2008.  Named executive officers’ base salaries for 2009 are within +/- 15% of the median presented in the 2006 Towers Perrin market data for base salaries, except for Mr. Marples for whom market data was not available.  Mr. Marples base salary was originally established when he joined the Company as part of the Company’s acquisition of Property Investment Exchange Limited (Propex) in February 2007. Subsequently, as indicated above, the Committee has reviewed and approved Mr. Marples annual salary based upon his individual responsibility and performance, prior base salary, external market and competitive practices and certain internal pay equity considerations.  The annual base salaries of our named executive officers effective as of January 1, 2009 were as follows:

Name	Title	Annual Base Salary
Andrew C. Florance	President & CEO	$ 456,560
Brian J. Radecki	CFO & Treasurer	$ 249,600
John Stanfill	Sr. Vice President, Sales & Customer Service	$ 250,000
Jennifer L. Kitchen	Sr. Vice President, Research	$ 197,600
Paul Marples	Managing Director, CoStar UK Limited	$ 227,999(1)

(1)
All dollar amounts listed for Mr. Marples have been converted from British pounds using a conversion rate of 1.57, which is the average exchange rate for the period from January 1, 2009 to December 31, 2009.

In light of continued weakness in global economic conditions, the Company has not yet lifted its temporary suspension of pay increases for all Company employees in order to continue to stabilize costs and minimize new spending.  Accordingly, the Committee did not award base salary increases to the named executive officers for 2010, and their 2010 base salaries are the same as those for 2008 and 2009.

Annual Cash Incentive Plan

The Committee administers an annual cash incentive plan under which the Company’s named executive officers may earn a cash incentive bonus based on a fixed target percentage of base salary during the fiscal year, if individual and corporate performance objectives for the fiscal year are achieved. At the beginning of each year, the Committee establishes individual goals for each named executive officer based upon recommendations from our Chief Executive Officer, as well as Company financial goals that apply to all named executive officers that are based upon recommendations from our Chief Executive Officer and our Chief Financial Officer. The Committee determines the target percentages of base pay for each named executive officer based on market and competitive conditions, peer company practices, and internal pay equity considerations.  The Committee also determines the weighting of the various individual and Company financial goals, based upon position and functional accountability and responsibility, as well as recommendations from our Chief Executive Officer.  The target percentages and weighting of the various individual and Company financial goals may vary among the named executive officers and are subject to change from year to year.  The Committee seeks to establish performance goals that are challenging but realistic given the expected operating environment at the time they are established.  These performance goals are intended to focus named executive officers on achieving the Company’s financial and operating goals.  After the completion of each year, the Committee reviews individual and Company performance to determine the extent to which the goals were achieved and the actual cash bonuses to be paid to the named executive officers.

In the Committee’s view, the use of annual performance-based cash incentive bonuses creates a direct link between executive compensation and individual and corporate performance.  The following table shows each named executive officer’s fiscal 2009 minimum, target, and maximum awards, which are expressed as a percentage of his or her base salary:

Name	Title	Minimum	Target	Maximum
Andrew C. Florance	President & CEO	0%	75%	150%
Brian J. Radecki	CFO & Treasurer	0%	40%	80%
John Stanfill(1)	Sr. Vice President, Sales & Customer Service	0%	25%	50%
Jennifer L. Kitchen	Sr. Vice President, Research	0%	55%	110%
Paul Marples	Managing Director, CoStar UK Limited	0%	40%	80%

(1)
Mr. Stanfill’s target percentage is currently lower relative to other named executive officers because he also is eligible to receive commission payments based on achievement of Company-based performance objectives described below.

These targets generally represent compensation in the 50th to 75th percentile of the 2006 Towers Perrin market data for annual cash bonuses and were determined based primarily on peer group and survey data, previous cash incentive awards granted (if applicable) and internal pay equity considerations.  As a result of weak market conditions and in an effort to stabilize costs and minimize new spending, the target amounts for the 2009 cash incentive awards were not increased from 2008 target amounts.  The annual cash incentive plan provides each named executive officer with the potential to earn awards up to two times the amount of their target for exceptional performance as measured against pre-established metrics and goals, each of which is discussed below.

Each named executive officer may earn an incentive bonus equal to, greater than or less than the target percentage of his or her base salary depending on whether the individual and the Company achieve the specified performance objectives. These objectives include individual qualitative performance goals (except for our Chief Executive Officer), as well as Company-wide financial goals. For 2009, the Committee selected Company-wide financial goals based on the Company’s achievement of:  (1) annual revenue targets included in the Company’s 2009 operating plan approved by the Company’s Board at the beginning of 2009 (the “2009 Operating Plan”); and (2) net income (loss) before interest, income taxes, depreciation and amortization (“EBITDA”) targets included in the 2009 Operating Plan.  EBITDA is our GAAP-basis net income (loss) before interest, income taxes, depreciation and amortization.  These financial goals were selected by the Committee because it believes that revenue and EBITDA are good measures of stockholder value.

The individual performance goals established for the named executive officers at the beginning of 2009 are strategic and leadership goals tailored to the individual’s position and focused on the Company’s strategic initiatives. The individual goals assist the Committee in assessing the named executive officer’s individual performance in key areas that help drive the Company’s operating and financial results. The use of both individual and corporate goals advances the Company’s executive compensation philosophy that individual executives be held accountable for both their own individual performance as well as the Company’s performance.  Based on peer data from the 2008 Towers Perrin study, which indicates that more commonly the chief executive officer’s annual incentive is tied solely to corporate results, and the Committee’s determination that it is in the best interests of the Company to have our Chief Executive Officer’s annual incentive award based exclusively on the financial performance of the Company, Mr. Florance’s incentive cash award is not based on achievement of individual performance goals.

Performance goals and the weighting given to each may change in the Committee’s discretion from year to year.  The measures and the relative weighting of individual and corporate financial performance goals for each of the named executive officers is reviewed by the Committee annually at the beginning of the year.  The Chief Executive Officer proposes to the Committee for its consideration changes to the measures and the weighting of the performance goals based on the Company’s current strategic initiatives and goals.  The weighting of the individual and corporate objectives for the named executive officers for 2009 is shown in the table below.

2009 Performance Against Corporate and Individual Objectives

In March 2010, the Committee assessed the Company’s and each named executive officer’s achievement of the goals and targets for 2009 that had been established at the beginning of 2009. Information regarding the target percentages of base salary for each named executive officer’s 2009 cash incentive award, percentage of target achieved and actual 2009 cash incentive awards paid to each named executive officer, as well as the weighting of individual and financial performance goals for 2009, are shown in the table below.  A description of 2009 performance compared to the corporate and individual goals follows the table.

2009 Annual Cash Incentive Awards

Name	Title	Target as a % of Salary	Percentage of Target Achieved	Actual Award as a % of Salary	Actual Cash Award ($)	Individual Goals as a % of Target Award	Revenue Target as a % of Target Award	EBITDA Target as a % of Target Award
Andrew C. Florance(1)	President & CEO	75%	112.5%	84.4%	$385,379	0%	50%	50%
Brian J. Radecki	CFO & Treasurer	40%	104.3%	41.7%	$104,115	30%	35%	35%
John Stanfill(2)	Sr. Vice President, Sales & Customer Service	25%	40.0%	10.0%	$25,000	100%	0%	0%
Jennifer L. Kitchen(3)	Sr. Vice President, Research	55%	103.8%	57.1%	$112,780	50%	25%	25%
Paul Marples(4)	Managing Director, CoStar UK Limited	40%	50.9%	20.4%	$46,439	30%	35%	35%

(1)	As discussed above, Mr. Florance’s 2009 annual cash incentive award is based solely on corporate performance goals.
(2)
Mr. Stanfill’s cash incentive award is based solely on his achievement of individual goals because a different element of his incentive compensation is based on the achievement of Company-wide goals: he is entitled to receive commission payments based on a percentage of the Company’s U.S. monthly net new contract amounts.

(3)
Ms. Kitchen’s individual goals consist of strategic, operational goals that the Committee deems important in connection with the Company’s growth and development, but which may not result in immediate financial results.  Therefore, the Committee determined to put more emphasis on achievement of her individual goals compared to the corporate performance goals.  As a result, the weighting of Ms. Kitchen’s goals differs from the weighting of Mr. Radecki’s and Mr. Marples’ goals.

(4)
Mr. Marples’ financial goals for 2009 are based on CoStar UK Limited’s, a wholly owned subsidiary of the Company, achievement of annual revenue and EBITDA targets included in the Company’s 2009 Operating Plan approved by the Company’s Board at the beginning of 2009.  All dollar amounts used in the discussion of Mr. Marples’ compensation have been converted from British pounds using a conversion rate of 1.57, which is the average exchange rate for the period from January 1, 2009 to December 31, 2009.

Individual Performance Goals for 2009 Annual Cash Incentive Awards

Individual performance goals vary by position, functional accountability and responsibility, and may include, among other goals, department-specific financial goals, the development and release of new services, the implementation of geographic and/or service expansion plans, the implementation of customer service and quality control measures and database growth objectives.  For example, as Chief Financial Officer, Mr. Radecki’s individual performance goals include reducing the Company’s costs, facilitating the Company’s mergers and acquisitions activity and effectively communicating with the Company’s investor base and analysts, among others.  As Senior Vice President of Sales and Customer Service, Mr. Stanfill’s individual performance goals include reducing costs and improving sales personnel recruiting and training methods, among others.  As Senior Vice President of Research and Managing Director of CoStar UK Limited, Ms. Kitchen’s and Mr. Marples’ respective individual performance goals include reducing costs, developing and releasing new services, and data quality and accuracy controls, among others.  As indicated below, the Chief Executive Officer’s annual cash incentive award is based solely on corporate performance.  The goals described above are representative of the types of goals implemented annually for the named executive officers.  The Company is not disclosing the named executive officers’ specific individual performance goals because they are based on key short-term operational objectives that would signal the Company’s strategic direction and could be used by competitors to gain insight into market dynamics.  Individual goals could also be used by competitors to target recruitment of key personnel.

The Committee sets aggressive individual performance criteria for annual cash incentive awards that are challenging but realistic to achieve in order to motivate named executive officers to excel and perform at a high level and to focus on overall corporate objectives.  Named executive officers could receive between 0% and 200% credit for the individual performance component of their annual cash incentive depending upon achievement of established goals for 2009.  This percentage credit is then multiplied by the weighting applicable to the individual performance component of the cash incentive award.  The Committee determines the credit earned for achievement of the individual performance criteria based upon recommendations from our Chief Executive Officer.  The Committee intends to set the individual performance criteria for the annual cash incentive awards such that the relative difficulty of achieving the target level is consistent from year to year.  With respect to awards for fiscal years 2007 through 2009, the named executive officers earned between 40% and 150% credit for their individual goals.  The table below sets forth the percentage of individual performance goals achieved by each of the named executive officers for the 2009 annual cash incentive award, as determined by the Committee in early 2010.

Name	Title	Percentage of Individual Performance Goals Achieved
Andrew C. Florance(1)	President & CEO	—
Brian J. Radecki	CFO & Treasurer	85%
John Stanfill	Sr. Vice President, Sales & Customer Service	40%
Jennifer L. Kitchen	Sr. Vice President, Research	95%
Paul Marples	Managing Director, CoStar UK Limited	100%

(1)	Mr. Florance’s 2009 cash incentive award was based solely on corporate revenue and EBITDA targets.

Revenue Target for 2009 Annual Cash Incentive Awards

The 2009 revenue target for the named executive officers other than Mr. Marples was $204.6 million in revenue earned by the Company, while Mr. Marples’ revenue target was £12.1 million in revenue earned by CoStar UK Limited.  Named executive officers could receive between 0% and 200% credit for the revenue component of their annual cash incentive, depending upon actual revenue earned in 2009.  If the revenue earned was equal to the target, the named executive officers would receive 100% credit for the revenue component of the goals.  If the revenue earned was equal to 95% of the target, the named executive officers would receive 50% credit for the revenue component of the goals, while the named executive officers would not receive any credit towards the revenue component of the goals if the revenue earned was below 95% of the target.  If the revenue earned was equal to 105% of the target, the named executive officers would receive 200% credit for the revenue component of the goals, while revenue above 105% of the target would not increase the percentage credited for that component of the award above 200%.  If actual annual revenue falls between 95% and 105% (or more) of the revenue target, the named executive officers would receive a percentage (between 50% and 200%) of credit for the revenue component of the goals.  The percent credited for the revenue component of the goals is then multiplied by the weighting applicable to the revenue component of the cash incentive award.  The Company’s revenue for 2009 was $209.7 million, and the named executive officers (other than Mr. Marples) received credit for 102.5% achievement of the 2009 revenue target ($204.6 million).  CoStar UK Limited’s revenue for 2009 was £11.6 million, and Mr. Marples received credit for 96.0% achievement of his 2009 revenue target (£12.1 million).

EBITDA Target for 2009 Annual Cash Incentive Awards

The 2009 EBITDA target for the named executive officers other than Mr. Marples was $51.6 million in EBITDA earned by the Company, while Mr. Marples’ EBITDA target was £103,000 in EBITDA earned by CoStar UK Limited.  Named executive officers could receive between 0% and 200% credit for the EBITDA component of their annual cash incentive, depending upon actual EBITDA achieved for 2009.  If the EBITDA earned was equal to the target, the named executive officers would receive 100% credit for the EBITDA component of the goals.  If the EBITDA earned was equal to 80% of the target, the named executive officers would receive 50% credit for the EBITDA component of the goals, while the named executive officers would not receive any credit towards the EBITDA component of the goals if the EBITDA earned was below 80% of the target.  If the EBITDA earned was equal to 120% of the target, the named executive officers would receive 200% credit for the EBITDA component of the goals, while EBITDA above 120% of the target would not increase the percentage credited for that component of the award above 200%.  If actual annual EBITDA falls between 80% and 120% (or more) of the EBITDA target, the named executive officers would receive a percentage (between 50% and 200%) of credit for the EBITDA component of the goals.  The percent credited for the EBITDA component of the goals is then multiplied by the weighting applicable to the EBITDA component of the cash incentive award.  The Company’s EBITDA for 2009 was $46.5 million, and the named executive officers (other than Mr. Marples) received credit for 90.2% achievement of the 2009 EBITDA target ($51.6 million).  CoStar UK Limited’s EBITDA for 2009 was negative, and Mr. Marples received no credit for this component of his award.

2010 Annual Cash Incentive Awards Goals

In March 2010, the Committee approved the named executive officers’ individual goals and determined the relative weighting of individual and corporate financial performance goals for the 2010 cash incentive awards to be paid in early 2011.  As indicated above, individual performance goals vary by position, functional accountability and responsibility, and may include department-specific financial goals, the development and release of new services, the implementation of geographic and/or service expansion plans, the implementation of customer service and quality control measures and database growth objectives, among others.  The named executive officers individual and corporate goals for 2010 include goals similar to those described for the 2009 annual cash incentive awards.  As indicated below, the Chief Executive Officer’s 2010 annual cash incentive award is based solely on corporate performance.

In an effort to ensure that the weightings of the goals used for the annual cash incentive awards best support the Company’s current business and strategic objectives, in early 2010, the Committee revised the weightings from those in place for 2009 awards for all named executive officers except Messrs. Florance and Stanfill.  The weighting for the individual goals remained unchanged for all named executive officers except Mr. Radecki, the Company’s Chief Financial Officer.  The Committee increased the weighting of Mr. Radecki’s individual goals for 2010 in order to emphasize his leadership and operational goals, such as integration of recent and potential acquisitions, future growth, and creating efficiency in Company operations.  In addition, because of the Company’s increased focus on earnings, the Committee decided to place more weight on the EBITDA target as compared to the revenue target for all named executive officers except Messrs. Florance and Stanfill.  The Committee continues to believe that it is in the best interest of the Company to have Mr. Florance’s cash incentive award based exclusively on the financial performance of the Company and that Mr. Stanfill’s cash incentive award should be based solely on his achievement of individual goals because of his ability to earn commission payments upon achievement of U.S. monthly net new contract amount targets.  The relative weighting of individual and financial performance goals for each of the current named executive officers for 2010 are set forth in the table below:

Name	Title	Individual Goals as a % of Target Award	Revenue Target as a % of Target Award	EBITDA Target as a % of Target Award
Andrew C. Florance(1)	President & CEO	0%	50%	50%
Brian J. Radecki	CFO & Treasurer	45%	25%	30%
John Stanfill(2)	Sr. Vice President, Sales & Customer Service	100%	0%	0%
Jennifer L. Kitchen(3)	Sr. Vice President, Research	50%	20%	30%
Paul Marples(4)	Managing Director, CoStar UK Limited	30%	30%	40%
_____________
(1)	Similar to his 2009 annual cash incentive award, Mr. Florance’s 2010 annual cash incentive award is based solely on achievement of corporate performance goals.
(2)
Mr. Stanfill’s cash incentive award is based solely on his achievement of individual goals because a different element of his incentive compensation is based on the achievement of Company-wide goals: he is entitled to receive commission payments based on a percentage of the Company’s U.S. monthly net new contract amounts.

(3)
Ms. Kitchen’s individual goals consist of strategic, operational goals that the Committee deems important in connection with the Company’s growth and development, but which may not result in immediate financial results.  Therefore, the Committee determined to continue to put more emphasis on achievement of her individual goals compared to the corporate performance goals.  As a result, the weighting of Ms. Kitchen’s goals differs from the weighting of Mr. Radecki’s and Mr. Marples’ goals.

(4)
Mr. Marples’ financial goals for 2010 are based on CoStar UK Limited’s, a wholly owned subsidiary of the Company, achievement of annual revenue and EBITDA targets included in the Company’s 2010 operating plan approved by the Company’s Board at the beginning of 2010.

In light of continued weak global economic conditions and in an effort to continue to stabilize costs and minimize new spending, the Committee did not increase the 2010 target and maximum award values for the named executive officers from 2009 levels.  Executives will continue to have the opportunity to earn between 0% and 200% credit for each component of the award.

Commission Payments

In addition to an annual cash incentive award, Mr. Stanfill is entitled to receive monthly commissions based on a percentage of the Company’s U.S. monthly net new contract amounts. Mr. Stanfill’s annual cash incentive award target described above is less than other named executive officers because he is entitled to receive these commission payments. The commission payments provide incentive for Mr. Stanfill to continue to grow the Company’s business and generate revenues, and the rates of payment are set to provide challenging but achievable goals to motivate Mr. Stanfill to maintain his focus on sales of the Company’s subscription-based services, the Company’s primary source of revenue.  The Company is not disclosing the specific commission rates because they are based on key operational objectives that would signal the Company’s strategic direction and also could be used by competitors to target recruitment of Mr. Stanfill.  Mr. Stanfill did not earn any commission payments for 2009 because U.S. monthly net new contract amounts did not reach the targets.

Equity Incentive Plan

The Committee has designed the executive equity incentive compensation program to achieve its goal of aligning executive incentives with long-term stockholder value. The Committee believes that equity-based compensation and executive ownership ensures that the Company’s named executive officers have a continuing stake in the long-term success of the Company.

Each named executive officer is eligible to receive equity awards under the Company’s 2007 Stock Incentive Plan, as amended (the “2007 Plan”). The Committee generally grants time-based restricted stock and/or stock options to each executive when he or she joins the Company or upon promotion to an executive position as an incentive to accept employment and become a member of the Company’s executive team.  As set forth in more detail below, the Committee currently also makes annual grants of equity awards as part of the executive compensation program, including performance-based restricted stock and stock options.  The amount of performance-based restricted stock granted each year is based on the Company’s performance during the prior year, and both of these awards are subject to a three-year vesting period from the date of grant.

The Committee decided to grant a mix of equity awards because each type of award helps achieve some of the objectives of the executive compensation program. Stock options provide value to the holder only if the price of the Company’s common stock has increased from the grant date at the time the option is exercised. In contrast, restricted stock awards have economic value when they vest, so they have some retention value even if the Company’s common stock price declines or stays flat. Stock options motivate executive officers by providing greater potential upside while restricted stock awards  promote executive retention, focus executives’ attention on total stockholder return and balance the Company’s compensation program. The Committee believes that the use of multi-year vesting periods for equity awards (for both stock options and restricted stock) emphasizes a longer-term perspective and therefore encourages executive retention.

In 2006, the Committee adopted a long-term equity incentive plan (the “2006 Plan”) designed to measure incremental growth for certain performance targets over the base year of 2006 for each year during a four-year period (i.e., 2007-2010).  The performance measures selected were revenue, EBITDA and stock price and each was weighted equally.  The Committee chose these metrics for the plan because of its belief that they were the most relevant measures of the Company’s financial performance and were a good measure of stockholder value.  Under the 2006 Plan, each year through 2010 the targets for each component were to increase by a set percentage measured against the base year, as determined by the Committee.  In this manner, annual incremental growth was measured for each financial performance criteria and provided the basis for determining the value of performance-based restricted stock granted to a named executive officer for performance in the preceding year.  Any shares not awarded for any given year could have been earned by the named executive officers at the end of the fourth year based on performance over the four-year period.  Any awards granted were not subject to forfeiture in the event that the named executive officers did not achieve targets in a subsequent year.

The Company’s executive compensation program, including the long-term equity incentive plan, is subject to change at the Committee’s discretion.  The 2006 Plan was in place for grants made in 2009 for 2008 performance.  Based in part on the 2008 Towers Perrin study presented to the Committee in early 2009, the Committee decided to revise the long-term equity incentive plan commencing with grants in 2010 for 2009 performance.  Specifically, the Committee decided to simplify the program by making the mechanics of the program more transparent and easier to understand and better aligning the program with market practices.  Commencing with 2009 performance-based awards granted in 2010, the revenue and EBITDA goals were aligned with those for the annual cash incentive plan; the stock price goal was eliminated; the catch up provision was eliminated (i.e., shares not awarded in previous years can no longer be earned by the named executive officers); and, similar to the annual incentive awards, the minimum award was adjusted from 0% to 50% of target once the Company achieves the set threshold performance level.  The Committee believes that these changes simplify the long-term equity incentive program while allowing it to retain its focus on long-term retention because one half of the awards are stock options which provide value to the named executive officers only if the Company’s stock price increases over time, and all stock option and restricted stock awards vest over three years from the date of grant.

The Committee will determine the actual terms of any future grant of options or restricted stock.  The details of the Company’s current long-term incentive program may change in the future to reflect the impact of changes in the Company’s business, executives’ individual performance or new information about trends in compensation among the Company’s peer group.  For example, the Committee may modify the financial goals that form the basis for the annual performance-based stock grants (e.g. as a result of acquisition activity or unusual or non-recurring accounting transactions).

The performance criteria established by the Committee for performance-based restricted stock awards granted in early 2009 are described further below under the caption “2008 Performance-Based Stock Awards.”  The performance criteria established by the Committee for performance-based restricted stock awards granted in early 2010 are described further below under the caption “2009 Performance-Based Stock Awards.”

The values of the annual performance-based restricted stock awards granted to our named executive officers are based on a target award dollar amount, and vary among named executive officers by position depending upon individual responsibility and performance, external market and peer group practices and certain internal pay equity considerations, as well as achievement of the performance criteria as described below.  Once the achievement level of each performance target and the total amount of the award for each named executive officer has been determined by the Committee, the number of shares of restricted stock actually granted to a named executive officer is determined using the fourth quarter average daily closing price of the Company’s common stock and approved by the Committee.  The grant date of the annual performance-based restricted stock awards is the date that the Committee approves the grants.  These awards are granted under our 2007 Plan and they vest in equal installments on the first three anniversaries of the date of grant.  Grants of performance-based restricted stock are accounted for using the fair market value of such stock on the date of grant.

The Committee supplements the named executive officers’ annual performance-based restricted stock award with an annual award of stock options.  Annual option grants are also based on target award values and vest pro rata over three years. The value actually awarded to each named executive officer is converted to the number of options based on Towers Perrin’s recommended value per option, which may be updated from time to time.  The exercise price for each option is equal to the closing price of the Company’s common stock on the date of grant, which is the date of approval by the Committee.

Although the Company does not currently have security ownership requirements or guidelines for its executive officers or directors, the Committee may adopt such ownership requirements in the future.  As of April 1, 2010, each of the named executive officers, other than the Chief Executive Officer, held Company common stock, including restricted stock but excluding options, with a value calculated using the closing price on that date that exceeded two times his or her base salary.  In addition, as of April 1, 2010, the Chief Executive Officer held Company common stock, including restricted stock but excluding options, with a value calculated using the closing price on that date that exceeded five times his base salary.  Pursuant to the Company’s insider trading policy, the Company does not permit directors, officers or other employees to engage in speculative or short-term financial activities involving the Company’s stock or derivatives based on the Company’s securities without the consent of the Company’s compliance officer.  In addition, the Company does not generally allow any such activities or other hedging activities by its executive officers or directors absent an extraordinary circumstance.

The Company does not have any program, plan or practice to time equity awards in coordination with the release of material non-public information, nor does the Company time the release of material nonpublic information for the purpose of affecting the value of executive compensation.

Target Equity Incentive Awards Granted in 2009

The chart below sets forth the target award values for the annual performance-based restricted stock awards granted in 2009 for 2008 performance and the annual stock option awards granted in 2009. The long-term equity incentive target award values set by the Committee for 2008 performance (and noted in the chart below) take into account 2008 Towers Perrin peer data where available, as well as previous equity awards to the respective named executive officers and internal pay equity considerations.  The target award value set by the Committee for the Chief Executive Officer falls within 15 percent of the 50th percentile of the 2008 Towers Perrin peer data.  The target award value for the Chief Financial Officer was increased 25 percent over his target award value for annual equity awards granted in 2008 in order to make it more competitive based on the peer data and now falls within 15 percent of the 50th percentile of the 2008 Towers Perrin peer data.  The target award value set by the Committee for the Senior Vice President of Sales and Customer Service falls below 15 percent of the 50th percentile of the 2008 Towers Perrin peer data because he had received a grant of restricted stock and stock options when he was promoted to his current position in 2008.  The target award values set by the Committee for both the Senior Vice President of Research and Managing Director of CoStar UK Limited were based upon internal pay equity considerations taking into account their positions and level of responsibility within the Company because no peer data was available with respect to long term equity incentive compensation for these positions.  As a result, the target award value set by the Committee for the Senior Vice President of Research was increased 12.5 percent over her target award value for annual equity awards granted in 2008, and the target award value for the Managing Director of CoStar UK Limited was not changed.  The value of performance-based restricted stock ultimately awarded to our named executive officers in early 2009 for 2008 performance was determined based upon achievement of financial performance criteria described below.  Each named executive officer had the potential to earn up to two times his or her annual performance-based restricted stock target award value for exceptional performance as measured against pre-established metrics and goals.

Name	Title	Annual Stock Target Award Values	Annual Option Target Award Values
Andrew C. Florance	President & CEO	$ 750,000	$ 750,000
Brian J. Radecki	CFO & Treasurer	$ 250,000	$ 250,000
John Stanfill	Sr. Vice President, Sales & Customer Service	$ 100,000	$ 100,000
Jennifer L. Kitchen	Sr. Vice President, Research	$ 112,500	$ 112,500
Paul Marples	Managing Director, CoStar UK Limited	$ 100,000	$ 100,000

2008 Performance-Based Stock Awards

On March 2, 2009, the Committee approved and awarded each named executive officer a grant of restricted stock, the size of which was based on the target award values set forth above and achievement of specified Company financial goals for 2008 (the “2008 Performance-Based Stock Awards”).  As stated above, the Committee initially established three equally-weighted financial goals in December 2006, which were to be used to determine the actual value of the annual restricted stock awards granted each year over a four-year period (2007 – 2010).  The three performance metrics selected by the Committee were revenue growth, EBITDA growth and share price growth.  These financial goals reflected a significant level of growth each year over the four-year period and were designed to be challenging for the executives given the Company’s dynamic business environment.  These three goals were equally weighted and the value of a named executive officer’s 2008 performance-based stock award was determined based on the attainment of each goal.

Revenue Target for 2008 Performance-Based Stock Awards

The annual revenue target for the 2008 Performance-Based Stock Awards was $213.8 million.  Named executive officers could receive between 0% and 200% credit for achievement of the revenue component of their annual performance-based stock awards, depending upon earned in 2008.  If the revenue earned was equal to the target, the named executive officers would receive 100% credit for the revenue component of the goals.  If the revenue earned was below 95% of the target, the named executive officers would not receive any credit for the revenue component of the goals.  If the revenue earned was equal to 105% of the target, the named executive officers would receive 200% credit for the revenue component of the goals, while revenue above 105% of the target would not increase the percentage credited for that component of the award above 200%.  If actual annual revenue falls between 95% and 105% (or more) of the revenue target, the named executive officers would receive a percentage (between 0% and 200%) of credit for the revenue component of the goals.  The percent credited for the revenue portion of the goals is then multiplied by the weighting (33%) applicable to the revenue component of the performance-based stock award.  The Company’s revenue for 2008 was $212.4 million, and the named executive officers received credit for 99.4% achievement of the 2008 revenue target ($213.8 million).

EBITDA Target for 2008 Performance-Based Stock Awards

The EBITDA target for the 2008 Performance-Based Stock Awards was $37.3 million.  Named executive officers could receive between 0% and 200% credit for the EBITDA component of their annual performance-based stock awards, depending upon actual EBITDA earned in 2008.  If the EBITDA earned was equal to the target, the named executive officers would receive 100% credit for the EBITDA component of the goals.  If the EBITDA earned was below 80% of the target, the named executive officers would not receive any credit for the EBITDA component of the goals.  If the EBITDA earned was equal to 120% of the target, the named executive officers would receive 200% credit for the EBITDA component of the goals, while EBITDA above 120% of the target would not increase the percentage credited for that component of the award above 200%.  If actual EBITDA falls between 80% and 120% (or more) of the EBITDA target, the named executive officers would receive a percentage (between 0% and 200%) of credit for the EBITDA component of the goals.  The percent credited for the EBITDA portion of the goals is then multiplied by the weighting (33%) applied for the EBITDA component of the annual performance-based stock award.  The Company’s EBITDA was $56.6 million for 2008, and the named executive officers received credit for 151.7% achievement of the 2008 EBITDA target ($37.3 million).

Stock Price Targets for 2008 Performance-Based Stock Awards

The stock price target for the 2008 Performance-Based Stock Awards is a 15% annual compounded increase over the 2006 base year price of $48.59. Named executive officers could receive to between 0% and 200% credit for the stock price growth component of their annual performance-based stock award, depending upon actual stock price growth achieved in 2008 (measured as the fourth quarter average price of the Company’s common stock).  Compounded stock price growth at target would result in 100% credit for the stock price component of the goals.  Compounded stock price growth less than 5% over the base year (2007 for 2008 awards) would result in no credit for the stock price component of the goals. Compounded stock price growth greater than 25% over the base year would not increase the percentage credited for that component of the award above 200%.  If compounded stock price growth falls between 5% and 25% (or more) over the base year, the named executive officers would receive a percentage (between 0% and 200%) of credit for the stock price component of the goals.  The percent credited for the stock price component of the goals is then multiplied by the weighting (33%) applied for the stock price component of the annual performance-based stock award.  The Company’s 2008 fourth quarter average stock price was $33.61, and the named executive officers did not receive credit for this component of the award.

2008 Performance-Based Stock Awards Granted in 2009

Based on the performance achieved in 2008, each named executive officer received 95.7% of his or her target award value. The 2008 Performance-Based Stock Awards were granted on March 2, 2009, and the aggregate stock award value earned by each named executive officer is shown in the table below.  For additional information, see the “Grants of Plan-Based Awards” table on page 47 of this proxy statement.

Name	Title	Award Earned Value ($)	Actual Award of Shares (#)(1)
Andrew C. Florance	President & CEO	$717,535	21,400
Brian J. Radecki	CFO & Treasurer	$239,178	7,200
John Stanfill	Sr. Vice President, Sales & Customer Service	$ 95,671	2,900
Jennifer L. Kitchen	Sr. Vice President, Research	$107,630	3,300
Paul Marples	Managing Director, CoStar UK Limited	$ 95,671	2,900

(1)
The number of shares granted is determined by dividing the earned award value by the fourth quarter average daily price ($33.61), rounded up to the nearest 100 shares.  As a result, the amounts reported in this table under “Award Earned Value” differ from the grant date fair values for these awards reported in the “Grants of Plan-Based Awards” table on page 47 of this proxy statement.

2009 Stock Option Awards

In 2009, the Committee awarded the named executive officers stock options.  The number of shares of common stock underlying the option awards granted to named executive officers was based on the target award values described above.  The table below sets forth the option award values and the number of shares of common stock underlying each option award for the option grants to the named executive officers granted in 2009.

Name	Title	Option Award Values	Shares Underlying Option Awards(1)
Andrew C. Florance	President & CEO	$ 750,000	58,400
Brian J. Radecki	CFO & Treasurer	$ 250,000	19,500
John Stanfill	Sr. Vice President, Sales & Customer Service	$ 100,000	7,800
Jennifer L. Kitchen	Sr. Vice President, Research	$ 112,500	8,800
Paul Marples	Managing Director, CoStar UK Limited	$ 100,000	7,800

_____________
(1)
The number of shares granted is determined by dividing the option award value by Towers Perrin’s recommended value per option, rounded up to the nearest 100 shares.  The amounts reported in this table under “Option Award Values” differ from the grant date fair values for these awards reported in the “Grants of Plan-Based Awards” table on page 47 of this proxy statement.

Target Equity Incentive Awards Granted in 2010

The chart below sets forth the target award values for the annual performance-based restricted stock awards granted in 2010 for 2009 performance and the annual stock option awards granted in 2010. The long-term equity incentive target award values for all named executive officers, except the Chief Executive Officer, were revised upward for 2009 performance after review of the 2008 Towers Perrin peer data where available, previous equity awards to the respective named executive officers, and internal pay equity and competitive considerations.

The target award value set by the Committee for the Chief Executive Officer was not changed for 2009 because it falls within 15 percent of the 50th percentile of the 2008 Towers Perrin peer data.  The target award value for the Chief Financial Officer was increased 10 percent over his target award value for annual equity awards granted in 2009 in order to make it more competitive based on the peer data and continues to fall within 15 percent of the 50th percentile of the 2008 Towers Perrin peer data.  The target award value for the Senior Vice President of Sales and Customer Service was increased 12.5 percent over his target award value for annual equity awards granted in 2009 to bring it closer to the 50th percentile of the 2008 Towers Perrin peer data.  His target award value falls below 15 percent of the 50th percentile of the 2008 Towers Perrin peer data because he had received a grant of restricted stock and stock options when he was promoted to his current position in 2008.  The target award values set by the Committee for both the Senior Vice President of Research and Managing Director of CoStar UK Limited were based upon internal pay equity considerations taking into account their positions and level of responsibility within the Company because no peer data was available with respect to long-term equity incentive compensation for these positions.  As a result, the target award value set by the Committee for the Senior Vice President of Research was increased 11 percent over her target award value for annual equity awards granted in 2009, and the target award value for the Managing Director of CoStar UK Limited was increased 25 percent over his target award value for annual equity awards granted in 2009.

The value of performance-based restricted stock ultimately awarded to our named executive officers in early 2010 for 2009 performance was determined based upon achievement of financial performance criteria described below.  Each named executive officer had the potential to earn up to two times his or her annual performance-based restricted stock target award value for exceptional performance as measured against pre-established metrics and goals.

Name	Title	Annual Stock Target Award Values	Annual Option Target Award Values
Andrew C. Florance	President & CEO	$ 750,000	$ 750,000
Brian J. Radecki	CFO & Treasurer	$ 275,000	$ 275,000
John Stanfill	Sr. Vice President, Sales & Customer Service	$ 112,500	$ 112,500
Jennifer L. Kitchen	Sr. Vice President, Research	$ 125,000	$ 125,000
Paul Marples	Managing Director, CoStar UK Limited	$ 125,000	$ 125,000

2009 Performance-Based Stock Awards

On March 12, 2010, the Committee approved and awarded each named executive officer a grant of restricted stock, the size of which was based on the target award values set forth above and achievement of specified Company financial goals for 2009 performance (the “2009 Performance-Based Stock Awards”).  As stated above, the Committee revised the long-term equity incentive plan commencing with awards for 2009 performance.  As revised, the revenue and EBITDA goals are now aligned with the goals used in the annual cash incentive plan; the stock price goal was eliminated; the catch up provision was eliminated (i.e., the ability for named executive officers to earn shares not awarded in previous years); and, similar to the annual cash incentive awards, the minimum award was adjusted from 0% to 50% of target once the Company achieves the threshold performance level.  Under the revised long-term equity incentive plan, the revenue and EBITDA goals established by the Committee are equally-weighted and the actual value of the 2009 performance-based stock awards granted to named executive officers is based on the Company’s achievement of these goals.

Revenue Target for 2009 Performance-Based Stock Awards

The annual revenue target for the 2009 Performance-Based Stock Awards was $204.6 million.  Named executive officers could receive between 0% and 200% credit for the revenue component of their annual performance-based stock awards, depending upon actual revenue earned in 2009.  The percent of credit received for different levels of achievement of the revenue component of the performance-based stock award is the same as described above in “Revenue Target for 2009 Annual Cash Incentive Awards.”  The percent credited for the revenue component of the goals is multiplied by the weighting (50%) applicable to the revenue component of the performance-based stock award.  The Company’s revenue for 2009 was $209.7 million, and the named executive officers received credit for 102.5% achievement of the 2009 revenue target ($204.6 million).

EBITDA Target for 2009 Performance-Based Stock Awards

The EBITDA target for the 2009 Performance-Based Stock Awards was $51.6 million.  Named executive officers could receive between 0% and 200% credit for the EBITDA component of their annual performance-based stock awards, depending upon actual EBITDA earned in 2009.  The percent of credit received for different levels of achievement of the EBITDA component of the performance-based stock award is the same as described above in “EBITDA Target for 2009 Annual Cash Incentive Awards.”  The percent credited for the EBITDA component of the goals is multiplied by the weighting (50%) applicable to the EBITDA component of the annual performance-based stock award.  The Company’s EBITDA for 2009 was $46.5 million, and the named executive officers received credit for 90.2% achievement of the EBITDA target ($51.6 million).

2009 Performance-Based Stock Awards Granted in 2010

For 2009 performance, each named executive officer received 112.5% of his or her target award value. The 2009 Performance-Based Stock Awards were granted on March 12, 2010, and the stock award value earned by each named executive officer is shown in the table below.  As these awards were granted in early 2010, the grant date fair values of these awards are not included in the Summary Compensation Table below, but will be reflected in next year’s proxy statement.

Name	Title	Award Earned Value ($)	Actual Award of Shares (#)(1)
Andrew C. Florance	President & CEO	$844,094	20,600
Brian J. Radecki	CFO & Treasurer	$309,501	7,600
John Stanfill	Sr. Vice President, Sales & Customer Service	$126,614	3,100
Jennifer L. Kitchen	Sr. Vice President, Research	$140,682	3,500
Paul Marples	Managing Director, CoStar UK Limited	$140,682	3,500
____________
(1)	The number of shares granted is determined by dividing the earned award value by the fourth quarter average daily price ($41.07), rounded up to the nearest 100 shares.

2010 Stock Option Awards

In 2010, the Committee awarded the named executive officers stock options.  The number of shares of common stock underlying the option awards granted to named executive officers was based on the target award values described above.  The table below sets forth the option award values and the number of shares of common stock underlying each option award for the option grants to the named executive officers granted in 2010.

Name	Title	Option Award Values	Shares Underlying Option Awards(1)
Andrew C. Florance	President & CEO	$ 750,000	45,900
Brian J. Radecki	CFO & Treasurer	$ 275,000	16,900
John Stanfill	Sr. Vice President, Sales & Customer Service	$ 112,500	6,900
Jennifer L. Kitchen	Sr. Vice President, Research	$ 125,000	7,700
Paul Marples	Managing Director, CoStar UK Limited	$ 125,000	7,700

_____________
(1)
The number of shares granted is determined by dividing the option award value by Towers Perrin’s recommended value per option, rounded up to the nearest 100 shares.  As these awards were granted in early 2010, they will not appear in the “Grants of Plan-Based Awards” table on page 47 of this proxy statement, but will be reflected in next year’s proxy statement.

Termination and Change of Control Payments

Except for Messrs. Florance and Marples, each of whom has termination provisions in his respective employment agreement, the Company is not obligated to provide significant severance or termination payments to named executive officers.  In 2008, the Company adopted a company-wide severance plan that provides payments that do not discriminate in scope, terms or operation in favor of executive officers of the Company and that are available generally to all salaried employees, including the named executive officers.  Pursuant to the Company’s severance policy, full-time staff who are part of a position reduction may receive severance pay equal to two weeks current base pay for the first year or less of employment, plus one week current base pay for each completed additional year of continuous service (up to a 16-week maximum payout) in exchange for a full release of claims.  All Company employees are employed at will and, unless specified otherwise by an employment agreement, CoStar is not liable to pay severance but has chosen to adopt this severance policy to apply only in limited circumstances. The Company may choose to pay severance outside of the severance policy in its sole discretion and may amend, alter or discontinue the severance policy at any time.

Similarly, except for Mr. Florance, who negotiated change of control provisions in his employment agreement, the Company does not provide significant cash payments to named executive officers upon a change of control or other similar significant corporate event.  However, the Company’s 1998 and 2007 stock incentive plans provide for acceleration of vesting of stock and option grants and rights to exercise stock options upon certain significant events.  Those rights do not discriminate in scope, terms or operation in favor of named executive officers of the Company and are available generally to all employees who participate in those plans, including the named executive officers.  Details of the potential termination payments for Messrs. Florance and Marples, of the rights triggered under the 1998 and 2007 stock incentive plans in the case of a significant corporate event and potential payments under the Company-wide severance policy are set out below in the section entitled “Other Post-Employment Compensation and Potential Payments Upon a Change of Control” beginning on page 51 of this proxy statement.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code disallows the deduction of compensation paid by a public company to its Chief Executive Officer and each of the other three most highly compensated executive officers (not including the Company’s Chief Financial Officer) that exceeds $1 million. Compensation that is considered “performance-based” is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the stockholders. While the Committee may consider tax deductibility as one of the factors in determining executive compensation, to retain maximum flexibility in designing compensation programs that meet the Committee’s stated objectives, the Committee may not necessarily limit or structure compensation so that it is deductible under Section 162(m). The Committee monitors total compensation and, should compensation exceed the 162(m) limit, takes the measures that it deems appropriate.

Executive Compensation Recovery Policy

The Company does not have a specific policy requiring the recovery of awards.

Continued on next page.

Executive Compensation Tables and Discussion

The following table includes information concerning compensation paid to or earned by the Company’s “named executive officers” listed in the table for 2007, 2008 and 2009.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation ($)		Total ($)
Andrew C. Florance	2009	$456,560	—		$535,000	$584,326	$385,379	$10,942	(3a)	$1,972,207
Chief Executive Officer
and President	2008	$456,154	—		$789,762	$1,050,657	$499,493	$29,575		$2,825,641

	2007	$438,352	—		$399,055	—	$404,584	$16,612		$1,258,603

Brian J. Radecki	2009	$249,600	—		$180,000	$195,109	$104,115	$9,114	(3b)	$737,938
Chief Financial Officer
and Treasurer	2008	$249,377	—		$213,174	$280,710	$153,059	$15,297		$911,617

	2007	$206,215	—		$521,651	$228,931	$120,845	$12,373		$1,090,015

John Stanfill (4)	2009	$250,000	—		$72,500	$78,043	$25,000	$9,115	(3b)	$434,658
Sr. Vice President
Sales & Customer Service	2008	$236,443	—		$2,308,450	$502,020	$70,051	$12,613		$3,129,577

Jennifer L. Kitchen	2009	$197,600	—		$84,039	$88,050	$112,780	$7,778	(3b)	$490,247
Sr. Vice President
Research	2008	$197,424	—		$106,587	$141,693	$132,331	$12,641		$590,676

	2007	$190,000	—		—	—	$128,410	$13,556		$331,966

Paul Marples(5)	2009	$227,999	—		$72,500	$78,043	$46,439	$11,423	(3c)	$436,404
Managing Director,
CoStarUK Limited	2008	$268,383	$40,517	(6)	$106,587	$141,693	$23,770	$20,314		$601,264

	2007	$246,485	—		$469,500	—	$140,562	$21,508		$878,055

(1)
This column shows the aggregate grant date fair value of the awards granted in the years shown, computed in accordance with SEC rules.  These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the named executive officers.  Additional information regarding the size of the awards is set forth in the notes to the “Grants of Plan Based Awards” and “Outstanding Equity Awards” tables.  Assumptions used in calculating the fair value for awards granted in 2007 are described in Note 13 to the audited financial statements in the Company’s Annual Report on Form 10-K for the period ended December 31, 2007.  Assumptions used in calculating the fair value for awards granted in 2008 are described in Note 15 to the audited financial statements in the Company’s Annual Report on Form 10-K for the period ended December 31, 2008.  Assumptions used in calculating the fair value for awards granted in 2009 are described in Note 15 to the audited financial statements in the Company’s Annual Report on Form 10-K for the period ended December 31, 2009.

(2)
This amount represents the annual cash incentive earned under the Company’s annual incentive bonus plan based on the executive’s achievement of pre-determined individual and Company financial goals.  These bonuses are awarded and paid in the following year after actual financial results are determined for the year for which performance was measured.  For additional information regarding the annual cash incentives paid for 2009 performance, see “Compensation Discussion and Analysis” at pages 32-36 of this proxy statement.

(3a)
Pursuant to the CoStar Realty Information, Inc. 401(k) Plan (a defined contribution plan available generally to employees of the Company) (the “401(k) Plan”), for the 2009 plan year, Mr. Florance deferred a portion of his annual compensation and CoStar made a matching contribution in the amount of $9,830.  In 2009, the employer contribution was capped at 50% of the executive’s deferral amount on a maximum of six percent of the executive’s gross pay.  The Company paid $1,112 in annual premiums to maintain a $1 million life insurance policy for the benefit of Mr. Florance.

(3b)
Pursuant to the 401(k) Plan, for the respective plan year, the named executive officer deferred a portion of his or her annual compensation and the Company made a matching contribution based on the amount deferred by each executive officer.  The amount shown is the Company’s matching contribution.  In 2009, the employer contribution was capped at 50% of the executive’s deferral amount on a maximum of six percent of the executive’s gross pay.

(3c)
Pursuant to a defined contribution scheme available generally to employees of the Company’s wholly owned subsidiary, CoStar UK Limited, Mr. Marples defers a portion of his annual compensation and CoStar UK Limited makes a corresponding contribution in an amount tied to the amount deferred by Mr. Marples, based on the Company’s contribution rules for defined contribution schemes and Mr. Marples’ employment agreement.  In 2009, the employer contribution was capped at 50% of the executive’s deferral amount on a maximum of six percent of the executive’s gross pay.  CoStar UK Limited’s corresponding contribution for 2009 was $7,410.  Executives are entitled to make contributions either to the CoStar UK Limited pension scheme or their personal pension scheme.  Mr. Marples has elected to have his contributions made to his personal pension scheme.  In addition, the Company paid $4,013 in health insurance premiums for the benefit of Mr. Marples.

(4)	Mr. Stanfill was appointed an executive officer of the Company in June 2008.
(5)
All dollar amounts listed for Mr. Marples for 2009 have been converted from British pounds using a conversion rate of 1.57, which is the average exchange rate for the period from January 1, 2009 to December 31, 2009.  All dollar amounts listed for Mr. Marples for 2008 have been converted from British pounds using a conversion rate of 1.86, which is the average exchange rate for the period from January 1, 2008 to December 31, 2008, and all dollar amounts listed for Mr. Marples for 2007 have been converted from British pounds using a conversion rate of 2.01, which is the average exchange rate for the period from February 16, 2007 to December 31, 2007.  Mr. Marples joined the Company on February 16, 2007 as a result of the Company’s acquisition of Propex.

(6)	Mr. Marples was awarded a discretionary bonus based on CoStar UK Limited’s achievement of positive EBITDA for the fourth quarter 2008.

Continued on next page.

Grants of Plan-Based Awards for Fiscal Year 2009

The following Grants of Plan-Based Awards table provides additional information about stock and option awards and non-equity incentive plan awards granted to our named executive officers during the year ended December 31, 2009.

		Estimated Possible			All Other		All Other
		Payouts			Stock Awards:		Option Awards:
		Under Non-Equity			Number of		Number of	Exercise or	Grant Date
		Incentive Plan			Shares of		Securities	Base Price	Fair Value
		Awards(1)			Stock or		Underlying	of Option	of Stock and
	Grant	Threshold	Target	Maximum	Units(2)		Options(3)	Awards(4)	Option
Name	Date	($)	($)	($)	(#)		(#)	($/Sh)	Awards(5)
Andrew C. Florance		$171,210	$342,420	$684,840
	3/2/09				21,400				$535,000
	3/2/09						58,400	$25.00	$584,326

Brian J. Radecki		$49,920	$99,840	$199,680
	3/2/09				7,200				$180,000
	3/2/09						19,500	$25.00	$195,109

John Stanfill		$31,250	$62,500	$125,000
	3/2/09				2,900				$72,500
	3/2/09						7,800	$25.00	$78,043

Jennifer L. Kitchen		$54,340	$108,680	$217,360
	3/2/09				3,300				$82,500
	3/2/09						8,800	$25.00	$88,050
	10/3/09				39	(6)			$1,539

Paul Marples		$45,718	$91,437	$182,874
	3/2/09				2,900				$72,500
	3/2/09						7,800	$25.00	$78,043
__________

(1)
Amounts shown in these columns are possible amounts payable under the Company’s cash incentive plan for 2009.  The actual cash payments made in 2010 for 2009 performance under the Company’s cash incentive plan are reported in the Summary Compensation table above.  The Company’s cash incentive plan in effect for 2009 is described more fully in the section titled “Compensation Discussion and Analysis” at pages 32-36 of this proxy statement.

(2)	Amounts shown in this column represent restricted stock awards granted to named executive officers in 2009.
(3)	Amounts shown in this column represent stock options granted to named executive officers in 2009.
(4)	The exercise price is the closing price of our common stock on the date of grant, as reported on the Nasdaq Global Select Market.
(5)
The amounts shown in this column represent the grant date fair value of each equity award computed in accordance with SEC rules.  For a discussion of the assumptions used in calculating the fair value of each award see Note 15 to the audited financial statements in the Company’s Annual Report on  Form 10-K for the period ended December 31, 2009.

(6)
Ms. Kitchen received a stock grant of 39 shares of common stock in connection with her 15th anniversary of employment with the Company, pursuant to the Company’s service award program which grants anniversary awards to all employees on the same terms on every five-year anniversary.  The date of grant was Saturday, October 3, 2009.  The closing price of our common stock on the trading day immediately preceding the date of grant was $39.45.

Narratives to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements and Arrangements

We have employment agreements with Messrs. Florance and Marples, and we have at will employment terms with Mr. Radecki, Mr. Stanfill and Ms. Kitchen.  Our employment agreement with Mr. Florance became effective as of January 1, 1998, and Mr. Marples’ employment agreement became effective February 16, 2007.  All employees, including our named executive officers, are required to execute terms and conditions of employment, which state that employment is at will and set forth restrictive covenants, including duties of confidentiality, non-solicitation of customers and employees and non-competition.  Mr. Radecki’s current employment terms became effective December 1, 1997.  Mr. Stanfill’s current employment terms became effective April 28, 2001.  Ms. Kitchen’s current employment terms became effective March 6, 2001.

Chief Executive Officer Employment Agreement

Pursuant to his employment agreement, Mr. Florance is entitled to receive base salary, an annual cash bonus, six weeks of paid vacation per year, the same health insurance, accident and disability insurance, life insurance, and other fringe benefits provided to most senior executives of the Company, and additional term life insurance coverage not to exceed one million dollars (at a cost to the Company not to exceed $2,000 per year), payable as designated by Mr. Florance.  Mr. Florance’s employment agreement automatically renews for successive one-year terms unless either the Company or Mr. Florance provides the other with written notice of termination at least three months prior to the end of the term.

The Company is permitted to terminate Mr. Florance’s employment at any time without “cause” upon 60 days written notice, and Mr. Florance may voluntarily terminate his employment for “good reason” upon at least 60 days written notice, at which time Mr. Florance is entitled to receive severance payments set out in more detail below under “Other Post-Employment Compensation and Potential Payments Upon a Change of Control.”  The acquisition or change of control of the Company is one of the events included within the meaning of the term “good reason” if Mr. Florance terminates his employment within one year after such an event.  If the Company terminates Mr. Florance without cause or Mr. Florance terminates his employment for good reason, all of Mr. Florance’s unvested stock options would immediately vest and Mr. Florance would have 180 days post-termination to exercise all vested options.  If all or any portion of Mr. Florance’s stock options cannot be accelerated under the terms of the applicable stock incentive plan, Mr. Florance is entitled to receive cash consideration in lieu of acceleration for that portion that could not be accelerated.  Mr. Florance also has the right at any time to terminate his employment without good reason upon 180 days written notice to the Company, and the Company has the right at any time to terminate Mr. Florance for cause.  In either such event, Mr. Florance would not be entitled to any base salary or fringe benefits for any period after termination, and he would forfeit any unvested stock options and his right to participate in the Company’s cash incentive program.  In the event of a termination for cause or by Mr. Florance without good reason, Mr. Florance would have 60 days post-termination to exercise all vested options.  “Cause” and “good reason” in the context of Mr. Florance’s employment agreement are defined below under “Other Post-Employment Compensation and Potential Payments Upon a Change of Control.”

Mr. Florance’s employment agreement also provides that in the event of his disability, the Company has the right to terminate his employment.  In the event of termination of his employment due to disability or his death, Mr. Florance (or his estate) would be entitled to receive (i) a prorated portion of his unvested stock options due to vest during the calendar year of his disability or death, and (ii) a prorated share of his bonus for the year of his disability or death.  In the event of termination due to disability or his death, Mr. Florance (or his estate) would have one year to exercise all vested options.

Pursuant to his employment agreement, Mr. Florance is subject to confidentiality and non-compete restrictive covenants.  The non-compete restrictions apply during the term of the agreement, any period of time during which he remains employed with the Company “at will” and through the second anniversary of the date of his termination.

Other Executive Employment Agreements

Pursuant to his executive service contract, Mr. Marples is entitled to receive base salary, participate in the Company’s stock incentive plan, and receive health and life insurance benefits, disability benefits, Company contributions in an amount that corresponds to his individual contributions to an HMRC (Her Majesty’s Revenue and Customs) approved pension scheme, and 25 days of paid vacation per year.  Mr. Marples’ service contract continues until terminated pursuant to the terms of the agreement.  Mr. Marples may terminate his service contract on not less than three months’ prior written notice.  The Company may terminate Mr. Marples’ employment by providing him with six months’ prior written notice or a payment in lieu thereof as described below under “Other Post-Employment Compensation and Potential Payments Upon a Change of Control.”

In addition, the Company may terminate Mr. Marples’ service contract immediately upon notice if one of the events listed under “Other Post-Employment Compensation and Potential Payments Upon a Change of Control” below occurs.  In the event of termination by the Company as a result of one of those events, Mr. Marples forfeits all unvested restricted stock and any unpaid bonus.  Pursuant to his employment agreement, Mr. Marples is subject to confidentiality and non-compete restrictive covenants.  The non-compete restrictions apply for 12 months following termination of employment.

Equity Awards

All grants of equity awards made in 2009 were made under the Company’s 2007 Plan.  In April 2007, the Company’s Board adopted the 2007 Plan, subject to stockholder approval, which was obtained on June 7, 2007.  All shares of common stock that were authorized for issuance under the 1998 Plan that, as of June 7, 2007, remained available for issuance under the 1998 Plan (excluding shares subject to outstanding awards) were rolled into the 2007 Plan and, as of that date, no shares of common stock remained available for issuance pursuant to new awards under the 1998 Plan.

Stock options and restricted stock granted to named executive officers in 2009 and restricted stock granted in 2010 for performance in 2009 vest in equal installments over the first three anniversaries following the date of grant.  For a description of the criteria applied in determining the number of shares of restricted stock awarded in 2009 and 2010 for performance in 2008 and 2009, respectively, see “Compensation discussion and Analysis” at pages 37-43 of this proxy statement.  For a discussion of the effect of a change of control on outstanding restricted stock and option awards, see “Change of Control Provisions under the Company’s 1998 and 2007 Plans” on pages 53-54 of this proxy statement.  For a discussion of the effect of Mr. Florance’s termination on his outstanding equity awards, see “Termination and Change of Control Provisions pursuant to Employment Agreements” on pages 52-53 of this proxy statement.  Under the 2007 Plan, recipients of restricted stock are entitled to receive all dividends and other distributions, if any, paid with respect to the common stock.  The Compensation Committee will determine if any such dividends or distributions will be automatically reinvested in additional shares of restricted stock and subject to the same restrictions as the restricted stock or whether the dividend or distribution will be paid in cash.

Continued on next page.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table summarizes the equity awards we have made to our named executive officers that are outstanding as of December 31, 2009.

	Option Awards(1)					Stock Awards
		Number of	Number of			Number of		Market Value of
		Securities	Securities			Shares or		Shares or
		Underlying	Underlying			Units of		Units of
		Unexercised	Unexercised	Option		Stock That		Stock That
		Options	Options	Exercise	Option	Have Not		Have Not
		(#)	(#)	Price	Expiration	Vested		Vested(2)
Name	Grant Date(1)	Exercisable	Unexercisable	($)	Date	(#)		($)
Andrew C. Florance	4/17/2001	22,463		$18.06	4/16/2011
	6/4/2002	45,074		$20.30	6/3/2012
	9/23/2003	46,448		$28.15	9/22/2013
	3/1/2004	50,000		$39.00	2/28/2014
	12/12/2006	39,300		$51.92	12/11/2016
	2/27/2008	13,100	26,200	$43.99	2/26/2018
	3/2/2009		58,400	$25.00	3/1/2019
						83,925	(3a)	$3,505,547

Brian J. Radecki	12/2/2002	1,875		$18.28	12/1/2012
	2/6/2004	6,000		$39.81	2/5/2014
	1/29/2007	2,666	1,334	$48.25	1/28/2017
	6/5/2007	2,000	1,000	$54.12	6/4/2017
	2/27/2008	3,500	7,000	$43.99	2/26/2018
	3/2/2009		19,500	$25.00	3/1/2019
						20,604	(3b)	$860,629

John Stanfill	8/6/2002	750		$19.71	8/5/2012
	9/4/2003	1,000		$30.06	9/3/2013
	5/5/2004	5,000		$39.53	5/4/2014
	9/4/2008	5,000	10,000	$55.07	9/3/2018
	3/2/2009		7,800	$25.00	3/1/2019
						46,608	(3c)	$1,946,816

Jennifer L. Kitchen	9/4/2003	1,000		$30.06	9/3/2013
	9/9/2004	10,000		$44.86	9/8/2014
	12/12/2006	5,300		$51.92	12/11/2016
	2/27/2008	1,766	3,534	$43.99	2/26/2018
	3/2/2009		8,800	$25.00	3/1/2019
						9,143	(3d)	$381,903

Paul Marples	2/27/2008	1,766	3,534	$43.99	2/26/2018
	3/2/2009		7,800	$25.00	3/1/2019
						9,500	(3e)	$396,815
__________
(1)
The dates of grant of each named executive officer’s stock option awards outstanding as of December 31, 2009 are set forth in the table above, and the vesting dates for each award can be determined based on the vesting schedules described in this footnote. Except as noted below, the awards of stock options become exercisable in installments of 25 percent on the first four anniversaries of the date of grant, assuming continued employment. Stock options granted on December 12, 2006, January 29, 2007, June 5, 2007, February 27, 2008, September 4, 2008, and March 2, 2009 become exercisable in installments of one third on the first three anniversaries of the date of grant, assuming continued employment.

(2)	Market value based on the closing price of the Company’s common stock as of December 31, 2009 of $41.77 per share.
(3a)
As of December 31, 2009, Mr. Florance held (i) 3,157 shares of restricted stock, which vest in their entirety on April 27, 2010; (ii) 43,400 shares of restricted stock, which vest in their entirety on December 12, 2010; (iii) 4,100 shares of restricted stock, which vest in equal installments on April 17, 2010 and 2011; (iv) 10,534 shares of restricted stock, which vest in equal installments on February 27, 2010 and 2011; (v) 1,334 shares of restricted stock, which vest in equal installments on May 28, 2010 and 2011; and (vi) 21,400 shares of restricted stock, which vest in equal installments on March 2, 2010, 2011 and 2012.

(3b)
As of December 31, 2009, Mr. Radecki held (i) 313 shares of restricted stock, which vest in their entirety on September 7, 2010; (ii) 2,500 shares of restricted stock, which vest in their entirety on January 29, 2011; (iii) 7,391 shares of restricted stock, which vest in their entirety on June 5, 2011; (iv) 2,800 shares of restricted stock, which vest in equal installments on February 27, 2010 and 2011; (v) 400 shares of restricted stock, which vest in equal installments on May 28, 2010 and 2011; and (vi) 7,200 shares of restricted stock, which vest in equal installments on March 2, 2010, 2011 and 2012.

(3c)
As of December 31, 2009, Mr. Stanfill held (i) 208 shares of restricted stock, which vest in their entirety on September 7, 2010; (ii) 500 shares of restricted stock, which vest in their entirety on December 12, 2010; (iii) 500 shares of restricted stock, which vest in equal installments on December 6, 2010 and 2011; (iv) 7,500 shares of restricted stock, which vest in equal installments on February 13, 2010, 2011 and 2012; (v) 35,000 shares of restricted stock, which vest in their entirety on September 4, 2012; and (vi) 2,900 shares of restricted stock, which vest in equal installments on March 2, 2010, 2011 and 2012.

(3d)
As of December 31, 2009, Ms. Kitchen held (i) 343 shares of restricted stock, which vest in their entirety on September 7, 2010; (ii) 3,900 shares of restricted stock, which vest in their entirety on December 12, 2010; (iii) 1,400 shares of restricted stock, which vest in equal installments on February 27, 2010 and 2011; (iv) 200 shares of restricted stock, which vest in equal installments on May 28, 2010 and 2011; and (v) 3,300 shares of restricted stock, which vest in equal installments on March 2, 2010, 2011 and 2012.

(3e)
As of December 31, 2009, Mr. Marples held (i) 5,000 shares of restricted stock, which vest in equal installments on February 16, 2010 and 2011; (ii) 1,400 shares of restricted stock, which vest in equal installments on February 27, 2010 and 2011; (iii) 200 shares of restricted stock, which vest in equal installments on May 28, 2010 and 2011; and (iv) 2,900 shares of restricted stock, which vest in equal installments on March 2, 2010, 2011 and 2012.

Option Exercises and Stock Vested for Fiscal-Year 2009

The following Option Exercises and Stock Vested table provides information about the value realized by the named executive officers on option award exercises and stock award vesting during the year ended December 31, 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Andrew C. Florance	34,940	$704,150	15,118	$442,659
Brian J. Radecki	—	—	2,153	$63,511
John Stanfill	—	—	3,637	$118,855
Jennifer L. Kitchen	—	—	1,411	$44,303
Paul Marples	—	—	3,300	$93,067
__________

(1)
With respect to shares of common stock sold upon exercise (on the date acquired), the value was calculated by multiplying the difference between the sale price per share and the exercise price per share by the number of shares sold and aggregating all such sales during 2009.  With respect to shares of common stock held upon exercise, the value was calculated by multiplying the difference between the closing price of our common stock on the date of exercise and the exercise price per share by the number of shares acquired and aggregating all such exercises during 2009.

(2)	Calculated by multiplying the number of shares acquired upon vesting by the closing price of our common stock on the vesting date.

Other Post-Employment Compensation and Potential Payments Upon a Change of Control

This section discusses the incremental compensation that would be payable by the Company to each named executive officer in the event of a change of control of the Company or a termination of the named executive officer’s employment with the Company for various reasons described below, sometimes referred to herein as a “triggering event.” In accordance with applicable SEC rules, the following discussion assumes that the triggering event in question — the change of control, termination of employment, death or disability — occurred on December 31, 2009, the last business day of 2009.

Pursuant to applicable SEC rules, the analysis contained in this section does not consider or include payments made to a named executive officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of executive officers of the Company and that are available generally to all salaried employees.

The actual amounts that would be paid upon a named executive officer’s termination of employment or change of control can only be determined at the time of the applicable event. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event and the Company’s stock price.

Termination and Change of Control Provisions pursuant to Employment Agreements

The employment agreements for Messrs. Florance and Marples generally provide that, if the Company terminates the executive’s employment without “cause” (as defined in their agreements), the executive is entitled to certain severance benefits as follows.

Mr. Florance

The Company is permitted to terminate Mr. Florance’s employment at any time, without “cause”, upon 60 days written notice, and Mr. Florance may voluntarily terminate his employment for “good reason” upon at least 60 days written notice.  “Cause” is defined as (a) a material failure by Mr. Florance to perform his duties, which remains uncured for 60 days after written notice of the failure is provided by the Company, (b) Mr. Florance being convicted of a felony or pleading nolo contendre to a felony, or (c) any other willful act or omission by Mr. Florance which materially harms the financial condition or business reputation of the Company.  “Good reason” is defined as (a) requiring Mr. Florance to relocate more than 45 miles from his current principal office, (b) Mr. Florance ceasing involuntarily to be Chief Executive Officer of the Company or being required to perform duties that are materially inconsistent with those normally performed by a chief executive officer, (c) the Company materially reducing the nature of his authority and duties, (d) requiring Mr. Florance to report to someone other than the Board, (e) the Company materially breaching its obligations under his employment agreement, which remain uncured for 90 days after written notice is provided by Mr. Florance to the Company, or (f)  an acquisition or change of control of the Company occurring and Mr. Florance terminating his employment within one year after such event.  For these purposes, an acquisition or change of control means (i) the acquisition of beneficial ownership of more than 50% of the outstanding common stock of the Company, (ii) election or appointment as directors comprising one-half or more of the Board of persons who were not nominated, recommended or appointed by the Company’s incumbent Board, (iii) the Company entering into a merger pursuant to which it is not the surviving entity, or (iv) sale by the Company of all or substantially all of its assets.

In the event that the Company terminates Mr. Florance’s employment without cause or if he terminates his employment for good reason, Mr. Florance is entitled to receive his base salary for one year payable in installments in accordance with the Company’s payroll practices, his bonus for the year in which the termination occurred, the immediate vesting of all of his unvested stock options and a gross-up payment, if any, to cover any taxes assessed under Section 4999 of the Internal Revenue Code.  Upon termination by the Company without cause or by Mr. Florance for good reason, all of his unvested stock options will become immediately exercisable and he will have 180 days to exercise all vested options.  If all or any portion of Mr. Florance’s stock options cannot be accelerated under the terms of the applicable stock incentive plan, Mr. Florance is entitled to receive cash consideration in lieu of acceleration for each share underlying that portion of his stock options that cannot be so accelerated equal to the excess (if any) of the highest closing price of the Company’s common stock during the 180 days following the executive's date of termination (or, if the Company is no longer publicly traded as of the date of termination, the per-share price in connection with the transaction(s) that resulted in the Company no longer being publicly traded) over the exercise price of such option.

Mr. Florance’s employment agreement also provides that in the event of his termination due to his disability or death, he (or his estate) would be entitled to receive (i) a prorated portion of his unvested stock options due to vest during the calendar year of his disability or death, and (ii) a prorated share of his bonus for the year of his disability or death. For the purposes of this analysis, which assumes a triggering event on December 31, 2009, he (or his estate) would be entitled to the full amount of his bonus for 2009.

Mr. Marples

If the Company terminates Mr. Marples’ employment without cause, he is entitled to receive either six months’ prior written notice or six months’ base salary payable over a period of six months in lieu of such notice.  Any such payment is subject to Mr. Marples’ execution of a release of all claims arising from termination of his employment.

If Mr. Marples (a) commits a serious breach or, after notice, any repeated or continued material breach of his obligations to the Company, (b) fails to satisfactorily performed his duties, (c) is guilty of an act of gross negligence, dishonesty or serious misconduct, (d) is declared bankrupt, (e) is convicted of any criminal offense, (f) is disqualified from holding any Company office or resigns from such office without prior written approval, (g) is prevented by illness, injury or other incapacity from performing his obligations to the Company for 130 days in any 12-month period, (h) commits a breach of the Propex acquisition agreement, (i) refuses to abide by or comply with the directives of the Board, (j) materially violates the Company’s code of conduct or (k) abuses alcohol or drugs, the Company may terminate his employment for cause immediately upon notice.  In such an event, Mr. Marples forfeits all unvested restricted stock and any unpaid bonus.

Others

Except as may be provided to all employees of the Company generally, Mr. Radecki, Mr. Stanfill and Ms. Kitchen are not entitled to any post-employment compensation if their employment is terminated without cause, other than as provided pursuant to the Company’s stock incentive plans (as detailed below).

Change of Control Provisions under the Company’s 1998 and 2007 Plans

Pursuant to the Company’s 1998 Plan and 2007 Plan and related award agreements, upon a change of control, all options will immediately vest and all restrictions on stock grants will lapse.  For purposes of the stock incentive plans, a “change of control” means:  (a) acquisition by a third party of more than 80% of the undiluted total voting power of the Company's then outstanding securities eligible to vote to elect members of the Board, (b) consummation of a merger or consolidation of the Company into any other entity, unless the holders of the Company’s voting securities outstanding immediately before such transaction hold securities that represent immediately after such merger or consolidation at least 20% of the combined voting power of the then outstanding voting securities of either the Company or the other surviving entity or its parent, or (c) the stockholders of the Company approve (i) a plan of complete liquidation or dissolution of the Company or (ii) an agreement for the Company's sale or disposition of all or substantially all the Company's assets, and such liquidation, dissolution, sale, or disposition is consummated.  Further, upon a substantial corporate change, if awards are not assumed, substituted or continued, the awards shall immediately vest and become exercisable before the consummation of the transaction.  For purpose of the stock incentive plans, a “substantial corporate change” means:  (w) dissolution or liquidation of the Company, (x) merger, consolidation, or reorganization of the Company with one or more corporations in which the Company is not the surviving corporation, (y) the sale of substantially all of the assets of the Company to another corporation, or (z) with respect to the 1998 Plan, any transaction (including a merger or reorganization in which the Company survives) approved by the Board that results in any person or entity (other than any affiliate of the Company as defined in Rule 144(a)(1) under the Securities Act) owning 100% of the combined voting power of all classes of stock of the Company, and, with respect to the 2007 Plan, a person acquires ownership of 100% of the combined voting power of all classes of stock of the Company.

The table below summarizes the potential termination and change of control payments described above for each of the named executive officers, excluding any payments that may be available under the Company’s company-wide severance plan, which provides payments that do not discriminate in scope, terms or operation, in favor of executive officers of the Company and that are available generally to all salaried employees, including the named executive officers.  The terms defined above apply to those used in this table.  Unless otherwise specifically noted below, all amounts assume that the triggering event in question — the termination upon a change of control, termination without cause or for good reason, death or disability — occurred on December 31, 2009, the last business day of 2009.

Name	Termination by Company “without cause”		Termination by Executive for “good reason”		Termination due to death or disability		Termination upon change of control		Change of Control without Termination(1)
Andrew C. Florance	$1,821,307	(2)	$1,821,307	(2)	$385,379	(3)	$5,326,854	(4)	$4,484,915
Brian J. Radecki	—		—		—		$1,187,644	(1)	$1,187,644
John Stanfill	—		—		—		$2,077,622	(1)	$2,077,622
Jennifer L. Kitchen	—		—		—		$529,479	(1)	$529,479
Paul Marples	$114,000	(5)	—		—		$527,621	(1)	$527,621
__________
(1)
Consists of the values realizable by the named executive officers with respect to unvested stock options (that are in-the-money) and restricted stock under the Company’s 1998 and 2007 Plans in the event of a change of control or substantial corporate change, as defined in the plans and described above, as of December 31, 2009, which values are summarized in the table below. The intrinsic value of the stock options was calculated by multiplying the number of shares underlying the unvested options by the difference between the exercise price of each unvested option and the closing price of the Company’s common stock ($41.77) on December 31, 2009, excluding options with an exercise price greater than the closing price on December 31, 2009.  The intrinsic value of the restricted stock was calculated using the closing price of the Company’s common stock on December 31, 2009 ($41.77).

Name	Unvested (in-the-money) Options (# shares)	Intrinsic Value	Unvested Restricted Stock (# shares)	Intrinsic Value	Total
Andrew C. Florance	58,400	$979,368	83,925	$3,505,547	$4,484,915
Brian J. Radecki	19,500	$327,015	20,604	$860,629	$1,187,644
John Stanfill	7,800	$130,806	46,608	$1,946,816	$2,077,622
Jennifer L. Kitchen	8,800	$147,576	9,143	$381,903	$529,479
Paul Marples	7,800	$130,806	9,500	$396,815	$527,621

(2)
Includes base salary for one year ($456,560), bonus for 2009 ($385,379), and the immediate vesting of all unvested stock options ($979,368).  The value of stock option vesting included in this amount was calculated by multiplying the number of unvested options by the difference between the exercise price of each unvested option and the closing price of the Company’s common stock ($41.77) on December 31, 2009, excluding options with an exercise price greater than the closing price on December 31, 2009.

(3)	Consists of the cash incentive bonus for 2009.
(4)
Mr. Florance’s agreement provides for a termination payment if there is an acquisition or change of control of the Company and Mr. Florance terminates his employment within one year after that event.  Assuming, for these purposes, that those conditions are met as of December 31, 2009, Mr. Florance would be entitled to the amount set forth, which includes base salary for one year ($456,560), his cash incentive bonus for 2009 ($385,379), and the immediate vesting of all unvested stock options ($979,368) and all unvested restricted stock ($3,505,547) under the respective stock incentive plans.  The value of stock option vesting included in this amount was calculated by multiplying the number of unvested options by the difference between the exercise price of each unvested option and the closing price of the Company’s common stock ($41.77) on December 31, 2009, excluding options with an exercise price greater than the closing price on December 31, 2009.  The value of the restricted stock was calculated by multiplying the number of outstanding restricted shares by the closing price of the Company’s common stock on December 31, 2009 ($41.77).

(5)
Consists of six months’ base salary.  The amount set forth has been converted from British pounds using a conversion rate of 1.57, which is the average exchange rate for the period from January 1, 2009 to December 31, 2009.

Company-Wide Severance Policy

As described above under “Termination and Change of Control Payments” on page 43 of this proxy statement, in 2008, the Company adopted a company-wide severance plan that provides payments that do not discriminate in scope, terms or operation in favor of executive officers of the Company and that are available generally to all salaried employees, including the named executive officers.  Pursuant to the company-wide severance policy, full-time staff who are part of a position reduction may receive severance pay equal to two weeks current base pay for the first year or less of employment, plus one week current base pay for each completed additional year of continuous service (up to a 16-week maximum payout) in exchange for a full release of claims.  In the event of termination of employment as a result of a position reduction, under the Company-wide severance policy, Mr. Radecki would be entitled to $62,400, Mr. Stanfill would be entitled to $72,115 and Ms. Kitchen would be entitled to $60,800.  Messrs. Florance and Marples would be entitled to the payments set forth in their employment agreements, which are described above.

Certain Relationships and Related Transactions

In April 2009, the Company entered into an engagement with ghSMART & Company, Inc. (“ghSMART”), a management consulting firm, to evaluate the Company’s sales force senior management and provide guidance with respect to hiring and recruiting best practices for the Company’s sales force.  Pursuant to the engagement, we have paid ghSMART approximately $202,000, plus expenses.  In addition, in October 2009, the Company entered into an engagement with ghSMART for phase 2 of ghSMART’s services, including hiring and recruiting best practices for the Company’s sales force management.  Pursuant to the phase 2 engagement, we have currently agreed to pay ghSMART $255,000, plus expenses.  Randy Street, a Partner of ghSMART is the brother-in-law of our Chief Executive Officer.  Mr. Street has acted and will continue to act as the senior client manager on this project.  He has a less than 0.5% equity stake in ghSMART.  Mr. Street is paid 25 percent of the amounts paid by the Company pursuant to these engagements.  In accordance with the procedures described below for Interested Transactions (as defined below), the Audit Committee reviewed and approved each engagement with ghSMART prior to commencement of the respective engagement.  The Company may enter into additional engagements with ghSMART in the future.

Since January 1, 2009, other than the ghSMART transaction discussed above, none of our executive officers or directors has engaged in or had a direct or indirect interest in any transactions with us that are required to be disclosed in this proxy statement.

The Board recognizes that Interested Transactions can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. In April 2006, the Board delegated authority to the Audit Committee to review and approve Interested Transactions, and the Audit Committee has adopted written procedures as detailed below for the review, approval, or ratification of Interested Transactions.

An “Interested Transaction” is any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements or relationships, in which (a) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (b) the Company is a participant, and (c) any Related Party (defined below) has or will have a direct or indirect interest (other than solely as a result of being a director or trustee (or any similar position) or a less than 10 percent beneficial owner of another entity).  A “Related Party” is any (a) person who is or was (since the beginning of the last year for which the Company has filed an annual report on Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director of the Company, (b) greater than 5 percent beneficial owner of the Company’s outstanding common stock, or (c) Immediate Family Member of any of the foregoing. An “Immediate Family Member” is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and any person (other than a tenant or employee) sharing the household of a person.

The Audit Committee will review all of the relevant facts and circumstances of all Interested Transactions and either approve or disapprove of the entry into the Interested Transaction, subject to limited exceptions described in the Interested Transactions policy. In determining whether to approve an Interested Transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors and executive officers, and anyone who beneficially owns more than 10% of our common stock, file with the SEC reports of initial ownership and reports of changes in ownership of our common stock, and to furnish us with copies of those reports. Based solely on a review of the reports furnished to us, we believe that during 2009, our directors, executive officers and 10% stockholders complied with these requirements, except as follows:  Messrs. Bonderman, Glosserman, Haber, Klein, Low and Nassetta each did not timely report an acquisition of shares of common stock on September 3, 2009 in connection with a stock grant made to each member of the Board as part of our director compensation program.  Each individual made the required disclosure on a Form 4 that was filed with the SEC on December 8, 2009.

Other Information

We have included a copy of our Annual Report for the year ended December 31, 2009 and our annual report on Form 10-K for the year ended December 31, 2009 with this proxy statement.  In addition, you may obtain a copy of our annual report on Form 10-K, including the financial statements and financial statement schedules, without charge by sending a written request to Tim Trainor, Communications Director, CoStar Group, Inc., 2 Bethesda Metro Center, Tenth Floor, Bethesda, Maryland 20814.

If you and others who share your mailing address own common stock in street name, meaning through bank or brokerage accounts, you may have received a notice that your household will receive only one annual report and proxy statement from each company whose stock is held in such accounts. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it and a single copy of this proxy statement, the 2009 Annual Report and the 2009 annual report on Form 10-K have been sent to your address. Each stockholder will continue to receive a separate voting instruction form. If you would like to revoke your consent to householding and in the future receive your own set of proxy materials or if your household is currently receiving multiple copies of the proxy materials and you would like in the future to receive only a single set of proxy materials at your address, please contact our transfer agent, American Stock Transfer and Trust Company, at 59 Maiden Lane, Plaza Level, New York, NY 10038, or at (718) 921-8200 and indicate your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers. The revocation of consent to householding will be effective 30 days following its receipt.  We will deliver promptly, upon written or oral request, a separate copy of the proxy materials for the Annual Meeting to a stockholder at a shared address to which a single copy of the documents was delivered. This request should be made by sending a written request to Tim Trainor, Communications Director, CoStar Group, Inc., 2 Bethesda Metro Center, Tenth Floor, Bethesda, Maryland 20814 or by calling Mr. Trainor at (301) 215-8300.

This Proxy is solicited on behalf of the Board by directors, officers or employees. The Company will bear all expenses in connection with the Annual Meeting and this proxy solicitation. We have also retained Innisfree M&A Incorporated to assist in distribution of these proxy materials and soliciting proxy voting instructions, at an estimated cost not to exceed $10,000, plus reasonable expenses. Proxies may be solicited in person, by telephone, by mail, telegram, facsimile, or other electronic or other means.  Innisfree M&A Incorporated will request that brokerage houses, banks and other custodians forward proxy material to beneficial owners of our common stock. We will reimburse brokerage houses, banks, and other custodians for their reasonable expenses for forwarding these materials to beneficial owners. American Stock Transfer and Trust Company will act as proxy tabulator.

Appendix A

COSTAR GROUP, INC.
2007 STOCK INCENTIVE PLAN
(Amended effective April 22, 2010)

1. Purpose

The purpose of the CoStar Group, Inc. 2007 Stock Incentive Plan (the “Plan”) is to advance the interests of CoStar Group, Inc. (the “Company”) by enabling the Company and its subsidiaries to attract, retain and motivate employees of the Company by providing for or increasing the proprietary interests of such individuals in the Company, and by enabling the Company to attract, retain and motivate its nonemployee directors and further align their interests with those of the shareholders of the Company by providing for or increasing the proprietary interests of such directors in the Company. The Plan provides for the grant of Incentive and Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units, any of which may be performance-based, as determined by the Committee.

2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Award” means an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, or Restricted Stock Unit granted to a Participant pursuant to the provisions of the Plan, any of which the Committee may structure to qualify in whole or in part as a Performance Award.

(b) “Award Agreement” means a written agreement or other instrument as may be approved from time to time by the Committee implementing the grant of each Award. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Committee.

(c) “Board” means the board of directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issues thereunder.

(e) “Committee” means the Committee delegated the authority to administer the Plan in accordance with Section 16.

(f) “Common Share” means a share of the Company’s common stock, subject to adjustment as provided in Section 11.

(g) “Company” means CoStar Group, Inc., a Delaware corporation.

(h) “Fair Market Value” means, as of any given date, the closing sales price on such date during normal trading hours (or, if there are no reported sales on such date, on the last date prior to such date on which there were sales) of the Common Shares on NASDAQ, the New York Stock Exchange Composite Tape or, if not listed on such exchanges, on any other national securities exchange on which the Common Shares are listed, in any case, as reporting in such source as the Committee shall select. If there is no regular public trading market for such Common Shares, the Fair Market Value of the Common Shares shall be determined by the Committee in good faith and in compliance with Section 409A of the Code.

(i) “Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(j) “Nonemployee Director” means each person who is, or is elected to be, a member of the Board or the board of directors of any Subsidiary and who is not an employee of the Company or any Subsidiary.

(k) “Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(l) “Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 6 of the Plan.

(m) “Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Committee and any authorized transferee of such individual.

(n) “Performance Award” means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction of one or more performance criteria pursuant to Section 12.

(o) “Plan” means the CoStar Group, Inc. 2007 Stock Incentive Plan as set forth herein and as amended from time to time.

(p) “Prior Plan” means the CoStar Group, Inc. 1998 Stock Incentive Plan.

(q) “Qualifying Performance Criteria” has the meaning set forth in Section 12(b).

(r) “Restricted Stock” means Common Shares granted pursuant to Section 8 of the Plan.

(s) “Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 8 pursuant to which Common Shares or cash in lieu thereof may be issued in the future.

(t) “Stock Appreciation Right” means a right granted pursuant to Section 7 of the Plan that entitles the Participant to receive, in cash or Common Shares or a combination thereof, as determined by the Committee, value equal to or otherwise based on the excess of (i) the market price of a specified number of Common Shares at the time of exercise over (ii) the exercise price of the right, as established by the Committee on the date of grant.

(u) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and if specifically determined by the Committee in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.

(v) “Substitute Awards” means Awards granted or Common Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a corporation acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

3. Eligibility

Any person who is an officer or employee of the Company or of any Subsidiary (including any director who is also an employee, in his or her capacity as such) shall be eligible for selection by the Committee for the grant of Awards hereunder. In addition, Nonemployee Directors shall be eligible for the grant of Awards hereunder as determined by the Committee. In addition any service provider who has been retained to provide consulting, advisory or other services to the Company or to any Subsidiary shall be eligible for selection by the Committee for the grant of Awards hereunder. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any Subsidiary within the meaning of the Code, as selected by the Committee.

4. Effective Date and Termination of Plan

This Plan was adopted by the Board and became effective as of April 26, 2007 (the “Effective Date”), subject to the approval by the Company’s stockholders. All Awards granted under this Plan are subject to, and may not be exercised before, the approval of this Plan by the stockholders prior to the first anniversary date of the effective date of the Plan by the affirmative vote of the holders of a majority of the outstanding Common Shares of the Company present, or represented by proxy, and entitled to vote, at a meeting of the Company’s stockholders or by written consent in accordance with the laws of the State of Delaware; provided that if such approval by the stockholders of the Company is not forthcoming, all Awards previously granted under this Plan shall be void. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.

5. Common Shares Subject to the Plan and to Awards

(a) Aggregate Limits. The aggregate number of Shares issuable pursuant to all Awards shall not exceed 1,000,000 shares, plus (i) any Shares that were authorized for issuance under the Prior Plan that, as of June 7, 2007, remain available for issuance under the Prior Plan (not including any Shares that are subject to, as of June 7, 2007, outstanding awards under the Prior Plan or any Shares that prior to June 7, 2007 were issued pursuant to awards granted under the Prior Plan) and (ii) any Shares subject to outstanding awards under the Prior Plan as of June 7, 2007 that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares). The aggregate number of Common Shares available for grant under this Plan and the number of Common Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 11. The Common Shares issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

(b) Issuance of Common Shares. For purposes of this Section 5, the aggregate number of Common Shares available for Awards under this Plan at any time shall not be reduced by (i) shares subject to Awards that have been terminated, expired unexercised, forfeited or settled in cash, (ii) shares subject to Awards that have been retained by the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an Award, or (iii) shares subject to Awards that otherwise do not result in the issuance of Common Shares in connection with payment or settlement of an Award. In addition, Common Shares that have been delivered (either actually or by attestation) to the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an Award shall be available for Awards under this Plan.

(c) Tax Code Limits. The aggregate number of Common Shares subject to Awards granted under this Plan during any calendar year to any one Participant shall not exceed 200,000, which number shall be calculated and adjusted pursuant to Section 11 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under Section 162(m) of the Code but which number shall not count any tandem SARs (as defined in Section 7). Any Common Shares that may be issued under this Plan may be issued pursuant to the exercise of Incentive Stock Options.

(d) Substitute Awards. Substitute Awards shall not reduce the Common Shares authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a corporation acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Common Shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees, directors or consultants of the Company or its Subsidiaries immediately before such acquisition or combination.

6. Options

(a) Option Awards. Options may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Committee. No Participant shall have any rights as a stockholder with respect to any Common Shares subject to Option hereunder until said Common Shares have been issued, except that the Committee may authorize dividend equivalent accruals with respect to such Common Shares. Each Option shall be evidenced by an Award Agreement. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.

(b) Price. The Committee will establish the exercise price per Common Share under each Option, which, in no event will be less than the Fair Market Value of the Common Shares on the date of grant; provided, however, that the exercise price per Common Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the market price of the Common Shares on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid in Common Shares, cash, certified check, money order or a combination thereof, as determined by the Committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the Common Shares issuable under an Option, the delivery of previously owned Common Shares and withholding of Common Shares deliverable upon exercise.

(c) No Repricing. Other than in connection with a change in the Company’s capitalization (as described in Section 11) the terms of outstanding Options may not be amended to reduce the exercise price of an Option or cancel, exchange, substitute, buyout or surrender an outstanding Option in exchange for cash, other awards or Options with an exercise price that is less than the exercise price of the original Option without stockholder approval.

(d) Provisions Applicable to Options. The date on which Options become exercisable shall be determined at the sole discretion of the Committee and set forth in an Award Agreement. Unless provided otherwise in the applicable Award Agreement, to the extent that the Committee determines that an approved leave of absence or employment on a less than full-time basis is not a termination of employment, the vesting period and/or exercisability of an Option shall be adjusted by the Committee during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis.

(e) Term of Options and Termination of Employment:  The Committee shall establish the term of each Option, which in no case shall exceed a period of ten (10) years from the date of grant. Unless an Option earlier expires upon the expiration date established pursuant to the foregoing sentence, upon the termination of the Participant’s employment, his or her rights to exercise an Option then held shall be determined by the Committee and set forth in an Award Agreement.

(f) Incentive Stock Options. Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (i) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Common Shareholder”), the exercise price of such Option must be at least 110 percent of the Fair Market Value of the Common Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) termination of employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section 6 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate Fair Market Value of Common Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months of Termination of employment (or such other period of time provided in Section 422 of the Code).

7. Stock Appreciation Rights

Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6 and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Subject to the provisions of Section 6 and the immediately preceding sentence, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Common Shares, cash or a combination thereof, as determined by the Committee and set forth in the applicable Award Agreement. Other than in connection with a change in the Company’s capitalization (as described in Section 11) the terms of outstanding Stock Appreciation Rights may not be amended to reduce the exercise price of a Stock Appreciation Right or cancel, exchange, substitute, buyout or surrender an outstanding Stock Appreciation Right in exchange for cash, other awards or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Stock Appreciation Right without stockholder approval.

8. Restricted Stock and Restricted Stock Units

(a) Restricted Stock and Restricted Stock Unit Awards. Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Committee. Restricted Stock is an award or issuance of Common Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued

employment or performance conditions) and terms as the Committee deems appropriate. Restricted Stock Units are Awards denominated in units of Common Shares under which the issuance of Common Shares is subject to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Committee, each Restricted Stock Unit will be equal to one Common Share and will entitle a Participant to either the issuance of Common Shares or payment of an amount of cash determined with reference to the value of Common Shares. To the extent determined by the Committee, Restricted Stock and Restricted Stock Units may be satisfied or settled in Common Shares, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.

(b) Contents of Agreement. Each Award Agreement shall contain provisions regarding (i) the number of Common Shares or Restricted Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Common Shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Common Shares or Restricted Stock Units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Common Shares or Restricted Stock Units as may be determined from time to time by the Committee, (v) the term of the performance period, if any, as to which performance will be measured for determining the number of such Common Shares or Restricted Stock Units, and (vi) restrictions on the transferability of the Common Shares or Restricted Stock Units. Common Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Committee may provide.

(c) Vesting and Performance Criteria. The grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Committee determines or under criteria the Committee establishes, which may include Qualifying Performance Criteria; provided, however, that, except in the case of a change of control of the Company, the death or disability of the Participant or awards granted to employees of the Company or any Subsidiary in appreciation of past service to the Company or a Subsidiary pursuant to a Company program or policy that applies to all such employees on an equal basis, vesting of Restricted Stock and Restricted Stock Units shall be no earlier than three (3) years from the date of grant for Awards not subject to vesting based on performance criteria and one (1) year from the date of grant for Awards that vest based on the achievement of performance criteria. Notwithstanding anything in this Plan to the contrary, the performance criteria for any Restricted Stock or Restricted Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified when the Award is granted.

(d) Discretionary Adjustments and Limits. Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “performance based compensation,” notwithstanding the satisfaction of any performance goals, the number of Common Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Restricted Stock Units on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced by the Committee on the basis of such further considerations as the Committee shall determine.

(e) Voting Rights. Unless otherwise determined by the Committee, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to Common Shares underlying Restricted Stock Units unless and until such Common Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

(f) Dividends and Distributions. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those Common Shares, unless determined otherwise by the Committee. The Committee will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Common Shares underlying Restricted Stock Units shall be entitled to dividends or dividend equivalents only to the extent provided by the Committee.  Notwithstanding the foregoing, Restricted Stock and Common Shares underlying Restricted Stock Units that are subject to Qualifying Performance Criteria (as defined below) shall not be entitled to dividends or dividend equivalents unless and until the applicable Qualifying Performance Criteria have been achieved.

9. Deferral of Gains

The Committee may, in an Award Agreement or otherwise, provide for the deferred delivery of Common Shares upon settlement, vesting or other events with respect to Restricted Stock or Restricted Stock Units. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Common Shares or any other payment with respect to any Award be allowed if the Committee determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code.

10. Conditions and Restrictions Upon Securities Subject to Awards

The Committee may provide that the Common Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Common Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Common Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Common Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers, and (iv) provisions requiring Common Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

11. Adjustment of and Changes in the Stock

The number and kind of Common Shares available for issuance under this Plan (including under any Awards then outstanding), and the number and kind of Common Shares subject to the limits set forth in Section 5 of this Plan, shall be equitably adjusted by the Committee to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other equity restructuring transaction, as that term is defined in Statement of Financial Accounting Standards No. 123 (revised). Such adjustment may be designed to comply with Section 425 of the Code or, except as otherwise expressly provided in Section 5(c) of this Plan, may be designed to treat the Common Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such Common Shares to reflect a deemed reinvestment in Common Shares of the amount distributed to the Company’s securityholders. The terms of any outstanding Award shall also be equitably adjusted by the Committee as to price, number or kind of Common Shares subject to such Award, vesting, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards.

In the event there shall be any other change in the number or kind of outstanding Common Shares, or any stock or other securities into which such Common Shares shall have been changed, or for which it shall have been exchanged, by reason of a change of control, other merger, consolidation or otherwise in circumstances that do not involve an equity restructuring transaction, as that term is defined in Statement of Financial Accounting Standards No. 123 (revised), then the Committee shall determine the appropriate adjustment, if any, to be effected. In addition, in the event of such change described in this paragraph, the Committee may accelerate the time or times at which any Award may be exercised and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Committee in its sole discretion.

No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 11. In case of any such adjustment, the Common Shares subject to the Award shall be rounded down to the nearest whole share. The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 11 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

12. Qualifying Performance-Based Compensation

(a) General. The Committee may establish performance criteria and level of achievement versus such criteria that shall determine the number of Common Shares, units, or cash to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations.

In addition, the Committee may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such Award or portion of an Award that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Award is granted. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of Common Shares issued under or the amount paid under an award may, to the extent specified in the Award Agreement, be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

(b) Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) cash flow (before or after dividends), (ii) earnings or earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital or investment (including return on total capital, return on invested capital, or return on investment), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue, (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, or (xx) customer service. To the extent consistent with Section 162(m) of the Code, the Committee (A) shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the acquisition or disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APA Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (B) may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company.

13. Transferability

Unless the Committee provides otherwise, each Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime.

14. Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver Common Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Common Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Common Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Common Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Common Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Common Shares underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

15. Withholding

To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of Common Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. The Company and its Subsidiaries shall not be required to issue Common Shares, make any payment or to recognize the transfer or disposition of Common Shares until such obligations are satisfied. The Committee may provide for or permit the minimum statutory withholding obligations to be satisfied through the mandatory or elective sale of Common Shares and/or by having the Company withhold a portion of the Common Shares that otherwise would be issued to him or her upon exercise of the Option or the vesting or settlement of an Award, or by tendering Common Shares previously acquired.

16. Administration of the Plan

(a) Committee of the Plan. The Plan shall be administered by the Compensation Committee of the Board or the Board itself. Any power of the Committee may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 or cause an Award designated as a Performance Award not to qualify for treatment as performance-based compensation under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. The Compensation Committee may by resolution authorize one or more officers of the Company to perform any or all things that the Committee is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Committee; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority, and any such Award shall be subject to the form of Award Agreement theretofore approved by the Compensation Committee. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer. In addition, the Compensation Committee may delegate any or all aspects of the day-to-day administration of  the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.

(b) Powers of Committee. Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Common Shares subject to Awards and the exercise or purchase price of such Common Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including events which constitute a change of control), or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine the extent to which adjustments are required pursuant to Section 11; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and (viii) to make all other determinations deemed necessary or advisable for the administration of this Plan.

(c) Determinations by the Committee. All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

17. Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan and the Committee may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as specifically provided for hereunder, no such amendment shall, without the approval of the stockholders of the Company (a) reduce the exercise price of outstanding Options or Stock Appreciation Rights, (b) reduce the price at which Options may be granted below the price provided for in Section 6 or (c) otherwise amend the Plan in any manner requiring stockholder approval by law or under the NASDAQ’s listing requirements. No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any change of control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

18. Miscellaneous

(a) No Liability of Company. The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Common Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Common Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

(b) Non-Exclusivity of Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan or an arrangement not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

(c) Governing Law. This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the Delaware and applicable federal law.

(d) No Right to Employment, Reelection or Continued Service. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its affiliates.

(e) Unfunded Plan. The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

Appendix B

PROXY PROXY

COSTAR GROUP, INC.

Annual Meeting of Stockholders - June 2, 2010

The undersigned stockholder of CoStar Group, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of 2010 Annual Meeting of Stockholders and Proxy Statement, each dated April 30, 2010, and the 2009 Annual Report, hereby revokes any proxy or proxies previously given and hereby appoints Michael R. Klein, Andrew C. Florance and Brian J. Radecki, or any of them, with full power to each of substitution on behalf and in the name of the undersigned, as the proxies and attorneys-in-fact to vote and otherwise represent all of the shares registered in the name of the undersigned at the 2010 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at 2 Bethesda Metro Center, Bethesda, Maryland 20814, at 10:00 a.m. local time on Wednesday, June 2, 2010, and any adjournment or postponement thereof, with the same effect as if the undersigned were present and voting such shares, on the matters and in the manner set forth on the reverse side of this Proxy card.

THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY DELIVERED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS CONTRARY DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED IN THE ACCOMPANYING PROXY STATEMENT, "FOR" RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010, "FOR" THE AMENDMENT TO THE COSTAR GROUP, INC. 2007 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES UNDER THE PLAN AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO OTHER MATTERS.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

COSTAR GROUP, INC.

June 2, 2010

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20730300000000001000 8 060210

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE PROPOSALS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

(1) Proposal to elect the following persons as directors of the Company.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Michael R. Klein
- ○ Andrew C. Florance
- ○ David Bonderman
- ○ Michael J. Glosserman
- ○ Warren H. Haber
- ○ Josiah O. Low, III
- ○ Christopher J. Nassetta

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

(4) To vote or otherwise represent the shares on any other business which may properly come before the meeting or any adjournment or postponement thereof, according to their discretion and in their discretion.

The shares represented by this proxy will be voted in accordance with the specification made. If no specification is made, the shares represented by this proxy will be voted FOR each of the above persons and proposals, and for or against such other matters as may properly come before the meeting as the proxy holders in their discretion deem advisable.

PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE COMPLETE, SIGN, DATE AND RETURN EACH CARD.

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.